Exhibit 4.1

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of

August 27, 2003

among

WATER PIK, INC.,

LAARS, INC.

and

WATER PIK TECHNOLOGIES CANADA, INC.,

as Borrowers,

The Lenders Party Hereto,

The Canadian Lenders Party Hereto,

JPMORGAN CHASE BANK, TORONTO BRANCH

as Canadian Agent,

BANK ONE, NA,

as Syndication Agent

and

JPMORGAN CHASE BANK,

as Administrative Agent and Collateral Agent

and Arranger

i

SCHEDULES
Schedule 1.01	—	Revolving Loan Commitments
Schedule 1.02	—	Canadian Participating Lenders
Schedule 1.03	—	Existing Letters of Credit
Schedule 3.05	—	Disclosed Matters as to Litigation
Schedule 3.08	—	Disclosed Matters as to Environmental Compliance
Schedule 3.17	—	Subsidiaries
Schedule 5.01(i)	—	Borrowing Base Certificate
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Existing Restrictions

EXHIBITS
Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Opinion of Borrower’s Counsel
Exhibit C	—	Form of Promissory Note

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of August 27, 2003, among WATER PIK, INC., a Delaware corporation, LAARS, INC., a Delaware corporation, WATER PIK TECHNOLOGIES CANADA, INC., a Canadian federal corporation, the LENDERS party hereto, the CANADIAN LENDERS party hereto, JPMORGAN CHASE BANK, Toronto Branch, as Canadian Agent, and BANK ONE, NA, as Syndication Agent, JPMORGAN CHASE BANK, as Administrative and Collateral Agent and Arranger.

Water Pik, Inc. (“Water Pik”), Laars, Inc. (“Laars”), and the Lenders are parties to the Restated Credit Agreement, dated as of November 29, 1999 (as in effect on the date hereof, the “Existing Credit Agreement”) providing for loans to be made to Water Pik and Laars in the principal amount not exceeding $60,000,000.  Water Pik Technologies Canada, Inc. (“WP Canada”) wishes to become a party to the Existing Credit Agreement as a borrower, and the parties intend to provide for loans to be made to Water Pik, Laars and WP Canada in a principal amount not to exceed $80,000,000.

The Borrowers, the Lenders and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement to provide for such amendments on the terms set forth in this Agreement, which Agreement shall become effective upon the satisfaction of certain conditions precedent set forth herein.

It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any such obligations and liabilities, that this Agreement restate in its entirety the Existing Credit Agreement, and that from and after the Closing Date the Existing Credit Agreement be of no further force or effect except as to evidence the incurrence of the obligations thereunder.

The Borrowers have applied to the Lenders for Loans (such terms and all other capitalized terms used in this paragraph having the respective meanings ascribed to such terms hereinafter) up to an aggregate principal amount not in excess of $80,000,000 at any time outstanding at any time and from time to time during the Availability Period.  The proceeds of the Loans shall be used for the Borrowers’ and their Subsidiaries’ working capital, to refinance existing Indebtedness on the Effective Date, Permitted Acquisitions, stock repurchases and dividends permitted hereunder and general corporate purposes.  The Borrowers and Guarantors will provide Collateral in accordance with the provisions of this Agreement and the other Financing Documents.  The Lenders are severally, and not jointly, willing to extend such Loans to the Borrowers subject to the terms and conditions hereinafter set forth. Accordingly, in consideration of the mutual covenants contained herein and subject to the satisfaction of the conditions set forth herein, the Borrowers, the Lenders, the Canadian Lenders, the Administrative Agent, the Canadian Agent and the Syndication Agent hereby agree as follows:

ARTICLE I

Definitions

Section 1.01.                 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance Fee” means the fee payable in Canadian Dollars by WP Canada to a Canadian Lender in respect of each Bankers’ Acceptance accepted or purchased by such Canadian Lender as a condition of such acceptance or purchase, computed in accordance with Section 2.18.

“Acceptance Fee Rate” means at any time the Applicable Rate in respect of a BA Loan.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent and collateral agent for the Lenders hereunder or any successor appointed pursuant to Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means (1) in the case of a Loan to a US Borrower, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1% or (2) in the case of a Canadian Loan to WP Canada, at any time of determination, the greater of (a) the US Base Rate; and (b) the Federal Funds Effective Rate plus 1% per annum.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate, the Federal Funds Effective Rate or the US Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate, the Federal Funds Effective Rate or US Base Rate, respectively.

“Applicable Canadian Pension Laws” means any law (statutory or common), rule, regulation, guideline, directive, order or notice of any Canadian federal or provincial (or other political subdivision thereof) governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions pertaining to, having jurisdiction over or affecting any pension plan or other employee benefit plan.

“Applicable Rate” means, for any date of determination with respect to any ABR Loan, CPR Loan, Eurodollar Loan or BA Loan or with respect to the Revolving Credit Commitment Fee, the rate as set forth below that corresponds to the Leverage Ratio of Holdings and its subsidiaries on a consolidated basis as of the last day of, and for, the four consecutive fiscal quarters most recently ended prior to such date of determination for which financial statements shall have been delivered to the Administrative Agent as required pursuant to Sections 5.01(a) or (b) hereof, together with the corresponding compliance certificate required pursuant to Section 5.01(g)(iii) hereof; provided that the rate shall not change until three (3) Business Days after the receipt of such financial statements and certificate; provided further (A) if Water Pik on behalf of the Borrowers shall fail to timely deliver such statements and certificates for any such fiscal quarter or year end period or (B) during the continuance of an Event of Default, then the Applicable Rate with respect to ABR Loans, CPR Loans, Eurodollar Loans and BA Loans shall be determined for the period (x) from and including the date upon which such financial statements and certificate were required to be delivered to but excluding the date upon which financial statements and a certificate complying with Section 5.01(a) or (b) and Section 5.01(g)(iii), or (y) from and including the date from which such Event of Default shall have occurred but excluding the date upon which such Event of Default is cured or waived as if the applicable Leverage Ratio of Holdings and its subsidiaries was greater than 3.50:1.00:

Leverage Ratio	ABR/CPR Loans	Eurodollar/BA Loans	Revolving Credit Commitment Fee
Greater than 3.50:1.00	1.00%	2.50%	0.50%
Less than or equal to 3.50:1.00 but greater than 3.00:1.00	0.75%	2.25%	0.50%
Less than or equal to 3.00:1.00 but greater than 2.00:1.00	0.50%	1.75%	0.375%
Less than or equal to 2.00:1.00 but greater than 1.50:1.00	0.375%	1.50%	0.25%
Less than or equal to 1.50:1.00	0.25%	1.25%	0.15%

On the Effective Date the Applicable Rate shall be as follows:  (x) with respect to Loans that are Eurodollar Loans or BA Loans, 1.50%, (y) with respect to Loans that are ABR Loans or CPR Loans, 0.375% and (z) with respect to the Revolving Credit Commitment Fee, 0.25%; each shall thereafter be adjusted after delivery of the September 30, 2003 financial statements in accordance with the provisions hereof.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup ”B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means at any time (i) the lesser at such time of (x) the Commitment and (y) the Borrowing Base minus all Availability Reserves and Dilution Reserves, minus (ii) the sum at such time of (x) the unpaid principal balance of the Loans plus all accrued interest, fees and expenses and (y) the LC Exposure.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitment.

“Availability Reserves” means, as of any date of determination, such reserves in amounts as the Administrative Agent may from time to time establish and revise (upward or downward) in good faith in accordance and consistent with practices in the commercial finance industry generally:  (a) to reflect events, conditions, contingencies or risks which, as determined by the Administrative Agent, do, or are reasonably likely to, materially adversely affect either (i) the Collateral or its value or (ii) the security interests and other rights of the Administrative Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof), (b) to reflect the Administrative Agent’s belief that any collateral report or financial information furnished by or on behalf of the Borrowers is or may have been incomplete, inaccurate or misleading in any material respect, (c) in respect of any state of facts which the Administrative Agent determines in good faith constitutes a Default, (d) to reflect any Derivative Obligations or (e) to reflect any Potential Preferred Claims.

“BA”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, were made by way of purchase by a Canadian Lender of Bankers’ Acceptances.

“BA Loan” means a Loan in Canadian Dollars to WP Canada by a Canadian Lender by way of the purchase by each Canadian Lender, or the issuance to a Canadian Lender of a Bankers’ Acceptance.

“BA Period” shall mean, with respect to a Bankers’ Acceptance, the term of days of such Bankers’ Acceptance, if Bankers’ Acceptances are selected by WP Canada in accordance with Section 2.03, commencing on the date of such Bankers’ Acceptance and expiring on a Business Day, which term shall be for 30, 60, 90 or 180 days, in each case subject to availability.

“BA Purchase Price” means, in respect of any Bankers’ Acceptance being purchased by or issued to a Canadian Lender on any day, an amount expressed in Canadian Dollars (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by multiplying:

(a)                                  the Face Amount of such Bankers’ Acceptance, by

(i)                                     the quotient equal to one divided by the sum of one plus the product of:

(A)                              the Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance; and

(B)                                a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptance and the denominator of which is 365,

with such quotient being rounded up or down to the nearest fifth decimal place and .000005 being rounded up,

less the amount of the Acceptance Fee payable to such Canadian Lender in respect of such Bankers’ Acceptance.

“Bank Act Security” means security granted by WP Canada to each of the Canadian Lenders and the Canadian Participating Lenders (charging its goods, wares and merchandise) pursuant to section 427 of the Bank Act pursuant to such Canadian Lender’s or the Canadian Participating Lender’s standard form documentation therefor.

“Bankers’ Acceptance” means a Draft of WP Canada denominated in Canadian Dollars which has been accepted by a Canadian Lender pursuant to Section 2.18 or, with respect to any Canadian Lender which is not able to accept banker’s acceptances means a non-interest bearing promissory note of WP Canada denominated in Canadian Dollars completed and issued to each such other Lender pursuant to Section 2.18.

“Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means each of Water Pik, Laars and WP Canada.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall have the meaning assigned to such term in Section 2.01.

“Borrowing Request” means a request by the Borrowers or a Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; provided, further, that, when used in connection with a Canadian Loan or a Letter of Credit for the account of WP Canada, the term “Business Day” shall also exclude any day on which commercial banks in Toronto, Ontario are authorized or required by law to remain closed.

“Canadian Agent” means JPMorgan Chase Bank, Toronto Branch, in its capacity as Canadian agent for the Lenders and the Canadian Lenders hereunder or any successor appointed pursuant to Article VIII.

“Canadian Availability” means at any time (i) the lesser at such time of (x) the Canadian Maximum Amount and (y) the Canadian Borrowing Base, minus (ii) the sum at such time of (x) the aggregate amount of Canadian Exposure plus all accrued interest, fees and expenses and (y) all Availability Reserves and Dilution Reserves attributable to WP Canada.

“Canadian Benefit Plans” means the Canadian Plans and the Canadian Pension Plans.

“Canadian Borrowing Base” shall have the meaning assigned to such term in Section 2.01.

“Canadian Dollar Equivalent” means, for any amount at any time expressed in United States (U.S.) dollars, the amount of Canadian Dollars that could be sold at the Bank of Canada noon spot rate of exchange at such time in order to purchase such amount of U.S. dollars.

“Canadian Dollars” shall mean lawful money of Canada.

“Canadian Exposure” means, at any time, with respect to each Canadian Participating Lender, such Lender’s actual share of the Canadian Loans outstanding at such time plus the LC Exposure related to Letters of Credit issued for the account of WP Canada.

“Canadian Lenders” means JPMorgan Chase Bank, Toronto Branch and any other Person resident in Canada or any Canadian branch of an authorized foreign bank deemed (for purposes of Part XIII of the Income Tax Act (Canada)) to be resident in Canada that shall have become a party hereto pursuant to an Assignment and Assumption that includes a commitment to make Canadian Loans, other than any such Person that has a commitment to make Canadian Loans that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Canadian Loans” means collectively (or individually as the context suggests) advances by a Canadian Lender to WP Canada as CPR Loans, BA Loans, ABR Loans and Eurodollar Loans.

“Canadian Maximum Amount” means $10,000,000 (or the Canadian Dollar Equivalent thereof), which comprises part of the aggregate Commitment.

“Canadian Obligations” shall have the meaning assigned to such term in Section 2.08(f).

“Canadian Participating Lender” means each Lender acquiring from one or more of the Canadian Lenders a participation in Canadian Loans and LC Exposure related to Letters of Credit issued for the account of WP Canada and identified as such in Schedule 1.02 (such Lenders initially being JPMorgan Chase Bank funding through its Toronto branch and Bank One, NA funding through its Canada branch, both of which are Canadian branches of an authorized foreign bank deemed to be resident in Canada).  Such participations shall be pro rata based on such Canadian Participating Lender’s Revolving Loan Commitment as compared to the aggregate amount of Revolving Loan Commitments of all Canadian Participating Lenders.

“Canadian Pension Plan” means any pension plan established by Holdings, WP Canada or any subsidiary of either of them under Canadian federal or provincial law for the benefit of employees of the Canadian Borrower or any subsidiary thereof.

“Canadian Pension Regulator” means any governmental authority, tribunal, office, government agency or board or any other entity exercising executive, legislative, judicial, regulatory or administrative functions pertaining to or relating to any Applicable Canadian Pension Laws.

“Canadian Plan” means any employee benefit plan (other than a Canadian Pension Plan) established or maintained by or for the benefit of WP Canada or any subsidiary thereof for the benefit of their respective employees.

“Canadian Prime Rate” means the annual rate of interest in effect from time to time equal to the greater of:  (i) the floating annual rate of interest established from time to time by the Canadian Agent, as the reference rate it will use for purposes of determining rates of interest it will charge on Canadian Dollar loans to customers in Canada and (ii) the CDOR Rate plus 1% per annum.

“Canadian Support Collateral” shall have the meaning assigned to such term in Section 2.01(b).

“Capital Expenditures” means all expenditures for the acquisition or leasing (pursuant to a capital lease) of assets or additions to equipment (including replacements, capitalized repairs and improvements) which should be capitalized under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means, with respect to any property of any of the Borrowers or any of their Subsidiaries, any loss of title with respect to such property or any loss or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property or any interruption of the business of any of the Borrowers or any Subsidiary which is covered by business interruption insurance.

“CDOR Rate” means on any day the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of the “BA 1 Month” rate for Canadian Dollar denominated bankers’ acceptances displayed and identified as such on the CDOR Page of the Reuters Screen as of 10:00 a.m. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Agent after 10:00 a.m. Toronto, Ontario local time, with notice to WP Canada, to reflect any error in a posted rate of interest or in the posted average annual rate of interest).  If such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR Rate on that day shall be calculated as the arithmetic mean of the 30 day rates applicable to Canadian Dollar denominated bankers’ acceptances quoted by the Canadian Agent and two other financial institutions (selected and agreed upon between the Canadian Agent and WP Canada) as of 10:00 a.m. Toronto, Ontario local time on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” means (i) any person (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”)) or group of related persons, together with affiliates thereof, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 30% of Equity Interests with voting power of Holdings; or (ii) Holdings shall cease to own 100% of the Equity Interests with voting power of each of the Borrowers (or the Borrower surviving a merger of the Borrowers).

“Change in Law” means (a) the adoption or effectiveness of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after or in effect after the date of this Agreement or (c) compliance by any Lender or Canadian Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender, Canadian Lender or Issuing Bank or by such Lender’s or Canadian Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made, issued or becoming effective after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all collateral on which a Lien is granted or purported to be granted pursuant to any Financing Document.

“Commitment” means the aggregate amount of the Revolving Loan Commitments of all Lenders.  The initial amount of the Commitment is $80,000,000.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“CPR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Cross-Border Security Notice” shall have the meaning assigned to such term in Section 2.01(g).

“Customer” means and includes the account debtor or obligor with respect to any Receivable.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivative Obligations” means every obligation of a Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency or exchange rates or valuations.

“Dilution Reserve” means a reserve of 1% for each one percent that the dilution percentage determined in any field examination conducted by the Administrative Agent exceeds 10% up to 15% and an additional reserve of 2% for each one percent that such dilution percentage as so determined exceeds 15%.  The applicable Dilution Reserve is multiplied by the Net Amount of Eligible Receivables for each Receivables Grantor.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedules 3.05 and 3.08.

“Discount” means, with respect to any Bankers’ Acceptance, the difference between the Face Amount and the BA Purchase Price of such Bankers’ Acceptance.

“Discount Rate” means on any day, as applicable to any Bankers’ Acceptances with the same maturity date being purchased by any Canadian Lender on such day, the per annum percentage discount rate (rounded upward, if necessary, to the nearest 0.01%), calculated as the aggregate of:  (i) the average discount rate applicable to Canadian Dollar bankers acceptances appearing on the CDOR page of the Reuters Screen (or such other page as may from time to time replace such page on that service for the purpose of displaying quotations for bankers acceptances accepted by leading Canadian financial institutions) at or about 10:00 am on such day, having a maturity date comparable to the maturity date of such Bankers’ Acceptances to be issued and purchased plus 0.10% per annum provided that if, on such day, such rate is not available on the CDOR page of the Reuters Screen at such time, the Discount Rate for each such Canadian Lender means the actual discount rate established in accordance with its normal practices at or about 10:00 am on the date of issue, for bankers acceptances having a maturity date and a Face Amount comparable to the maturity date and Face Amount of the relevant Bankers’ Acceptances.

“dollars” or “$” refers to lawful money of the United States of America.

“Draft” means at any time (a) a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Canadian Borrower on a Canadian Lender and bearing such distinguishing letters and numbers as such Canadian Lender may determine, but which at such time has not been completed and/or accepted by such Canadian Lender, or (b) a depository bill within the meaning of the Depository Bills and Notes Act (Canada).

“Early Buy Program Receivable” shall mean a Receivable arising from a domestic or Canadian sale made by Laars during the months of September through February pursuant to its early buy program requiring the Customer to make payment in three or more equal monthly installments which are concluded by the end of June for United States based Customers and by the end of July for Canadian based Customers.

“EBITDA” means with respect to Holdings for any period (a) the sum of (i) Net Income, (ii) Interest Expense, (iii) Federal, state, local and foreign income taxes and (iv) depreciation and amortization and other non-cash items properly deductible in determining Net Income, in each case on a consolidated basis for Holdings and its subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, minus (b) non-cash items properly added in determining Net Income for such period.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (b) a successor by operation of law to the commercial lending business of the assigning Lender, (c) an affiliate of a Lender, or (d) any other person that has been consented to in writing as an Eligible Assignee by the Borrowers and the Administrative Agent, provided however that in the case of a Canadian Lender an “Eligible Assignee” must be a Person resident in Canada or a Canadian branch of an authorized foreign bank deemed to be resident in Canada.

“Eligible Inventory” means inventory of an Inventory Grantor comprised solely of raw materials and finished goods (and specifically excluding work in process, supplies and packaging costs) which is, in the reasonable opinion of the Administrative Agent, not obsolete, slow-moving or unmerchantable and is and at all times shall continue to be acceptable to the Administrative Agent in all respects; provided, however, that Eligible Inventory shall in no event include inventory which (i) is on consignment, is not in conformity with the representations and warranties made by the Borrower under the Financing Documents or is not located at one of the addresses for locations of Collateral set forth on Annex C to the Security Agreement and with respect to which the Administrative Agent has not been granted and has not perfected a valid, first priority security interest subject to Permitted Encumbrances (it being hereby agreed that to the extent applicable the Administrative Agent may, in its sole discretion, require that a landlord waiver be obtained with respect to any leased location in order that the applicable Inventory may be eligible, provided, however, that Eligible Inventory may include up to $500,000 of Inventory, in the aggregate at any time, located at locations where no landlord waiver has been obtained (all such locations being set forth on Annex C to the Security Agreement), (ii) which is in transit or (iii) has been returned or rejected by a Customer and is determined to be unmerchantable.

Standards of eligibility may be fixed and revised from time to time solely by the Administrative Agent in the Administrative Agent’s reasonable business judgment based upon its lending practices consistent with practices customary in the commercial finance industry generally.  In determining eligibility, the Administrative Agent may, but need not, rely on reports and schedules furnished by an Inventory Grantor, but reliance by the Administrative Agent thereon from time to time shall not be deemed to limit the right of the Administrative Agent to revise standards of eligibility at any time as to both present and future inventory of the Inventory Grantors.  If the inventory is sold under a licensed trademark, for such inventory to constitute Eligible Inventory, the Administrative Agent shall have entered into a licensor waiver letter, in form and substance satisfactory to the Administrative Agent, with the licensor with respect to the rights of the Administrative Agent to use the trademark to sell or otherwise dispose of such inventory.

“Eligible Receivables” means Receivables created by a Receivables Grantor in the ordinary course of business arising out of the sale or lease of goods or rendition of services by a Receivables Grantor, which are and at all times shall continue to be reasonably acceptable to the Administrative Agent in all respects.  Standards of eligibility may be fixed and revised from time to time solely by the Administrative Agent in the Administrative Agent’s reasonable business judgment based upon its lending practices consistent with practices customary in the commercial finance industry generally.  In general, without limiting the foregoing, a Receivable shall in no event be deemed to be an Eligible Receivable unless:  (a) all payments due on the Receivable have been invoiced and the underlying goods shipped or services performed, as the case may be; (b) the payment due on the Receivable is not more than 90 days past the invoice date or in the case of an Early Buy Program Receivable each installment payment has been made when due; (c) the payments due on more than 50% of all Receivables (other than Early Buy Program Receivables) from the same Customer are less than 90 days past the invoice date; (d) the Receivable arose from a completed and bona fide transaction (and with respect to a sale of goods, a transaction in which title has passed to the Customer) which requires no further act under any circumstances on the part of the applicable Receivables Grantor or any other Person in order to cause such Receivable to be payable in full by the Customer; (e) the Receivable is in full conformity with the representations and warranties made by the applicable Receivables Grantor to the Administrative Agent and the Lenders with respect thereto and is free and clear of all security interests and Liens of any nature whatsoever other than any security interest deemed to be held by the applicable Receivables Grantor or any security interest created pursuant to the Security Agreement or permitted by Section 6.02 hereof; (f) the Receivable constitutes an “account” or “chattel paper” (to the extent the original thereof is in the possession of the Administrative Agent) within the meaning of the Uniform Commercial Code or Personal Property Security Act (Ontario) or equivalent legislation of the state or province in which the applicable Receivables Grantor is located; (g) the Customer has not asserted that the Receivable, and the applicable Receivables Grantor is not aware that the Receivable, arises out of a bill and hold, consignment or progress billing arrangement or is subject to any setoff, contras, net-out contract, offset, deduction, dispute, credit, counterclaim or other defense arising out of the transactions represented by the Receivables or independently thereof and the Customer has finally accepted the goods from the sale out of which the Receivable arose and has not objected to its liability thereon or returned, rejected or repossessed any of such goods, except for complaints made or goods returned in the ordinary course of business for which, in the case of goods returned, goods of equal or greater value have been shipped in return; (h) the Receivable arose in the ordinary course of business of the applicable Receivables Grantor; (i) the Customer is not (x) the United States government or the government of any state or political subdivision thereof or therein, or any agency or department of any thereof (unless there has been full compliance to the satisfaction of the Administrative Agent with any applicable assignment of claims statute), (y) an Affiliate of Holdings, the applicable Receivables Grantor or any subsidiary of any thereof or a supplier or creditor of the applicable Receivables Grantor or any subsidiary thereof (provided that such Receivable shall only be ineligible to the extent of amounts payable by such applicable Receivables Grantor or subsidiary to such supplier or outstanding to such creditor) or (z) Her Majesty the Queen in Right of Canada or any department, agency or instrumentality thereof (unless the applicable Receivables Grantor has complied fully to the satisfaction of the Administrative Agent with the Financial Administration Act (Canada), as amended) or Her Majesty the Queen in Right of any Province of Canada or any department, agency or instrumentality thereof, or any Crown corporation or other government or governmental body if such Receivables cannot be the object of a valid first ranking security interest; (j) the Customer is a United States or Canadian person or an obligor in the United States or Canada or an obligor located in another jurisdiction if the applicable Receivable is covered by a letter of credit or credit insurance in favor of, or assigned to, the Administrative Agent in form and substance satisfactory to the Administrative Agent; (k) the Receivable complies with all material requirements of all applicable laws and regulations, whether Federal, state or local (including, without limitation, usury laws and laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy); (l) to the knowledge of the applicable Receivables Grantor, the Receivable is in full force and effect and constitutes a legal, valid and binding obligation of the Customer enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles; (m) the Receivable is denominated in and provides for payment by the Customer in dollars (unless a currency swap or similar hedge approved by the Administrative Agent has been entered into with respect to such Receivable the effect of which is to cause payment to be denominated in dollars) and is payable within the United States; (n) the Receivable has not been and is not required to be charged off or written off as uncollectible in accordance with GAAP or the customary business practices of the applicable Receivables Grantor; (o) the Administrative Agent on behalf of the Lenders possesses a valid, perfected first priority security interest in such Receivable as security for payment of the Obligations (as defined in the Security Agreement); (p) the Receivable is not with respect to a Customer located in New Jersey, Minnesota, West Virginia or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless the applicable Receivables Grantor either has qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year; (q) an event as described in paragraph (g) or (h) of Article VII has not occurred with respect to the Customer; and (r) the Administrative Agent is satisfied with the credit standing of the Customer in relation to the amount of credit extended.  Notwithstanding the foregoing, all Receivables of any single Customer which, in the aggregate, exceed 10% (or 20% in the case of Lowes, Target Stores, Home Depot and Bed Bath and Beyond or 25% in the case of South Central Pool Supply or WalMart, provided that in each case the Administrative Agent shall be satisfied, in its sole discretion, that the financial condition of the relevant Customer at such time has not significantly deteriorated since the Effective Date as determined by the Administrative Agent, in its sole discretion, from whatever sources are available to the Administrative Agent, of the total Eligible Receivables of all Receivables Grantors collectively at the time of any such determination shall be deemed not to be Eligible Receivables to the extent of such excess.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of their respective Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Borrower or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Canadian Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.15(a)

“Existing Letter of Credit” means any letter of credit that (a) was issued under the Existing Credit Agreement by an Issuing Bank, (b) is outstanding on the Effective Date and (c) is listed in Schedule 1.03.

“Face Amount” means in respect of a Bankers’ Acceptance, the amount stated therein to be payable to the holder thereof on its maturity.

“Facility Letter” means the letter agreement among the Borrowers, the Canadian Agent and the Administrative Agent effective on the Effective Date authorizing certain employees to handle certain of the credit operations contemplated by this Agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the proposal letter dated June 19, 2003 among the Borrowers and the Administrative Agent which, among other things, sets forth certain fees to be paid by the Borrowers to the Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or assistant controller of a Borrower.

“Financing Documents” means this Agreement (including the Schedules and Exhibits hereto), the Notes evidencing Loans, the Security Agreement, any Guarantee and any other agreement hereafter created to which the Borrowers or any Guarantor is a party that provides for collateral security for any of the obligations of the Borrowers or any such Guarantor under any of the foregoing.

“Fixed Charge Coverage Ratio” means, with respect to Holdings and its subsidiaries for any period, the ratio of (i) Net Cash Flow to (ii) Fixed Charge Expense.

“Fixed Charge Expense” means, with respect to Holdings and its subsidiaries for any period, the aggregate of (i) regularly scheduled principal payments of Indebtedness (including, without limitation, Subordinated Indebtedness) made or to be made by Holdings and its subsidiaries during such period and (ii) dividends and other distributions (including management fees) during such period, in each case on a consolidated basis in accordance with GAAP.

“Foreign Lender” means, with respect to a US Borrower, any Lender that is not organized under the laws of the United States of America and, with respect to WP Canada, any Lender that is not organized under the laws of, and resident in, or deemed to be resident in, Canada.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction, and Canada and each province and territory thereof shall be deemed to constitute a single jurisdiction.

“Funded Debt” means, with respect to Holdings as of the date of determination thereof, all Indebtedness (including Subordinated Indebtedness) of Holdings and its subsidiaries on a consolidated basis outstanding at such time (including the current portion thereof) which matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date of calculation (including amounts outstanding in the final year of any Funded Debt) which is renewable or extendable at the option of the obligor to a date more than one year from such date and including in any event the Loans.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of)

such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means, collectively, Holdings, each Subsidiary executing and delivering a Guarantee of the Obligations on the Effective Date and each Subsidiary which becomes a Guarantor after the Effective Date.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means Water Pik Technologies, Inc., a Delaware corporation, together with its successors and assigns.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business which are not in dispute and are not overdue beyond such period as is commercially reasonable for such Person’s business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person and obligations in respect of synthetic leases, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the redemption price of all redeemable preferred stock of such Person, but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Maturity Date and (1) all Derivative Obligations.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest/BA Election Request” means a request by any Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Expense” means, with respect to Holdings for any period, the interest expense of Holdings and its subsidiaries during such period determined on a consolidated basis in accordance with GAAP, and shall in any event include, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any Capitalized Lease Obligation allocable to interest expense, (iv) all fixed and all calculable dividend payments on preferred stock, and (v) payments of interest expense in kind.

“Interest Payment Date” means (a) with respect to any ABR Loan and any CPR Loan, the first day of each month for the prior month then ended and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period; provided, however, with respect to any “Loans” under the Existing Credit Agreement not being repaid but remaining outstanding under this Agreement, Interest Payment Date shall mean the next “Interest Payment Date” under the Existing Credit Agreement.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Inventory Grantor” means Water Pik, Laars and Jandy Industries, Inc. on a combined basis and WP Canada and any other after-acquired subsidiary of any Borrower which complies with Section 5.11 hereof and as to which the Administrative Agent has completed a field examination to its satisfaction.

“Investments” has the meaning assigned to such term in Section 6.04.

“Issuing Bank” means the issuer of a Letter of Credit, which if not JPMorgan Chase Bank, shall be a commercial bank satisfactory to the Administrative Agent and the

Borrowers; provided that a Letter of Credit issued at the request and for the account of WP Canada shall be issued by a Canadian bank or Canadian branch of an authorized foreign bank.  An Issuing Bank may, in its discretion but subject to the foregoing proviso, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  The Administrative Agent hereby agrees to notify the Borrowers of the identity of any Issuing Bank if other than JPMorgan Chase Bank or one of its Affiliates.

“Laars” means Laars, Inc., a Delaware corporation, together with its successors and assigns.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit or a payment made by the Administrative Agent in respect of an LC Guaranty.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of any of the Borrowers at such time.  The LC Exposure of any Lender at any time shall be its pro rata (based on its Revolving Loan Commitment) share of the total LC Exposure at such time.

“LC Guaranty” means the guaranty delivered by the Administrative Agent on behalf of the Lenders to the Issuing Bank of the Borrowers’ reimbursement obligation under the Issuing Bank’s reimbursement agreement, the application for the Letter of Credit with respect thereto and any other like document.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued, or deemed to have been issued, pursuant to this Agreement, including each Existing Letter of Credit.

“Leverage Ratio” with respect to Holdings means the ratio of (i) Funded Debt as at such date to (ii) EBITDA for the period of four fiscal quarters most recently ended on or prior to such date.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which dollar deposits approximately equal in principal amount to the Administrative Agent’s or the Canadian Agent’s portion, as the case may be, of such Eurodollar Borrowing and for a maturity equal to the applicable Interest Period are offered in immediately available funds to the principal London office of the Administrative Agent in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement, including, without limitation, unless the context otherwise so requires, Canadian Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrowers and their Material Subsidiaries, taken as a whole, (b) the ability of the Borrowers and the Guarantors, taken as a whole, to perform any of their obligations under this Agreement and the other Financing Documents, (c) the rights of or benefits available to the Lenders, the Canadian Agent or the Administrative Agent under this Agreement and the other Financing Documents, or (d) the Administrative Agent’s Lien or Canadian Agent’s Lien on any material portion of the Collateral or the priority of such Lien (subject to Permitted Encumbrances and as otherwise permitted under Section 6.02 hereof).

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrowers and their Subsidiaries in an aggregate principal amount exceeding $1,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Borrower or any Subsidiary in respect of any Derivative Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Derivative Obligation were terminated at such time.

“Material Subsidiary” means any Subsidiary either (x) whose total assets (based on book value) exceed $2,000,000 or (y) whose Net Income in any fiscal year exceeds $500,000.  On the Effective Date, Jandy Industries, Inc. and Water Pik International, Inc. are Material Subsidiaries.

“Maturity Date” means December 1, 2007.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Amount of Eligible Inventory” means, at any time, without duplication, the aggregate value, less warranty reserves, computed at the lower of cost (on a FIFO basis) and current market value, of Eligible Inventory of the Inventory Grantors.

“Net Amount of Eligible Receivables” means, at any time, without duplication, the gross amount of Eligible Receivables at such time less to the extent included in Eligible Receivables, (i) sales, excise or similar taxes, (ii) warranty reserves, accrued rebates and accrued co-op advertising and (iii) to the extent not otherwise excluded from Eligible Receivables, returns, discounts, claims, credits, rebates and allowances of any nature at any time issued, owing, granted, outstanding, available to or claimed by the Customers in respect of such Eligible Receivables.

“Net Cash Flow” means, with respect to Holdings for any period, computed for Holdings and its subsidiaries on a consolidated basis, without duplication of addition or subtraction of items, (A) the sum for such period of (i) Net Income, (ii) depreciation and amortization, (iii) the change (expressed as a positive number in the event of an increase or a negative number in the event of a decrease) in deferred tax liabilities, (iv) other noncash items properly deducted in arriving at Net Income and (v) the change (expressed as a negative number in the event of an increase or a positive number in the event of a decrease), if any, in deferred tax assets minus (B) all non-financed Capital Expenditures during such period.

“Net Income” means with respect to Holdings for any period, the consolidated income (or loss) of Holdings and its subsidiaries for such period which shall be an amount equal to net revenues and other proper items of income for Holdings less (without duplication) any and all items treated as expenses less Federal, state, local and foreign income taxes, but excluding any extraordinary gains or losses or any gains or losses from the sale or disposition of assets other than in the ordinary course of business, all computed and calculated in accordance with GAAP.

“Net Proceeds” means (a) with respect to the sale or other disposition of any asset the excess, if any, of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition, over (ii) the sum of (A) the amount of any Indebtedness which is secured by any such asset or which is required to be, and is, repaid in connection with the sale or other disposition thereof (other than Indebtedness hereunder), (B) the reasonable out-of-pocket expenses and fees incurred with respect to legal, investment banking, brokerage, advisor and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or disposition, (C) all income and transfer taxes payable in connection with such sale or other disposition, whether actually paid or estimated to be payable in cash in connection with such disposition or the payment of dividends or the making of other distributions of the proceeds thereof and (D) reserves, required to be established in accordance with GAAP or the definitive agreements relating to such disposition, with respect to such disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations; (b) with respect to the issuance, sale or other disposition of any stock or debt securities the excess of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such issuance, sale or other disposition, over (ii) the sum of (A) the reasonable fees, commissions, discounts and other out-of-pocket expenses including, without limitation, related legal, investment banking and accounting fees and disbursements incurred in connection with such issuance, sale or other disposition, and (B) all income and transfer taxes payable in connection with such issuance, sale or other disposition, whether payable at such time or thereafter; and (c) with respect to a Casualty Event, the aggregate amount of proceeds received with respect to such Casualty Event, over the sum of (i) the reasonable expenses incurred in connection therewith, (ii) the amount of any Indebtedness (other than Indebtedness hereunder) secured by any asset affected thereby and required to be, and in fact, repaid in connection therewith and (iii) all income and transfer taxes payable, whether actually paid or estimated to be payable, in connection therewith.

“Note” means any of the promissory notes executed pursuant to Section 2.08(e), as amended, modified, supplemented, renewed or extended from time to time.

“Obligations” has the meaning assigned to such term in Section 2.08(f) hereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisitions” means the acquisition by any Borrower of all or substantially all of the assets or stock of any person engaged in a business which is reasonably related to that of the Borrower making such acquisition, which acquisition is approved by the Board of Directors and stockholders, if required, of the acquiree and is not otherwise hostile; provided that both before and immediately after giving effect to any such acquisition no Default exists; provided further that the total consideration (including, without limitation, assumed Indebtedness, cash, securities or other property) for all such acquisitions shall not exceed $10,000,000 in any calendar year (except during 2003 such amount shall not include acquisitions made prior to the Effective Date) unless (i) the Borrowers provide at least thirty (30) days prior written notice to the Administrative Agent of the proposed acquisition, (ii) both before and immediately after giving effect to a proposed acquisition, Availability shall not be less than $7,500,000, (iii) the Leverage Ratio of Holdings and its subsidiaries on a Consolidated basis shall not be greater than 4.00:1.00 and (iv) the ratio of Funded Debt (less Subordinated Indebtedness) to EBITDA of Holdings and its subsidiaries on a Consolidated basis shall not be greater than 3.75 to 1.00, with both the Leverage Ratio and Funded Debt to EBITDA calculated on a pro forma and going forward basis (based on the projections delivered pursuant to Section 5.01(g) hereof, as supplemented for the current fiscal year and the two subsequent fiscal years) (all such compliance to be confirmed by an officer’s certificate in a form satisfactory to the Administrative Agent delivered to the Administrative Agent together with the notice required by clause (i) above and also on the date of consummation of such proposed acquisition).  For purposes hereof, “pro forma basis” shall mean the recalculation of the applicable financial covenants as if the proposed acquiree (or the business related to the assets to be acquired from the proposed acquiree) were Consolidated with Holdings for the twelve months immediately preceding the date of such acquisition, with such adjustments as may be approved by the Administrative Agent.  Prior to the consummation of each proposed Permitted Acquisition (and to the extent the Borrowers are required to give prior notice to the Administrative Agent as set forth above, together with such notice), the Borrowers shall deliver to the Administrative Agent financial statements (for the three prior years, if available), projections supplemental to those delivered pursuant to Section 5.01(g), revised to give effect to the proposed Permitted

Acquisition, all instruments, documents, certificates, Lien searches, resolutions and opinions which in the reasonable discretion of the Administrative Agent are required to maintain compliance with the provisions of this Agreement, including, without limitation, Section 5.11 hereof and such other information which the Administrative Agent may reasonably request.  To the extent the Borrowers are required to provide the Administrative Agent with prior written notice of a proposed Permitted Acquisition as set forth above, the Administrative Agent shall promptly undertake a review of the information delivered with such notice and shall expeditiously inform the Borrowers as to whether the required criteria has been satisfied.

“Permitted Encumbrances” means:

(a)                                  Liens imposed by law for taxes, assessments and governmental charges or levies that are not yet due or are being contested in compliance with Section 5.07;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.07 and (ii) landlord’s Liens arising by operation of law which are subordinated to the Liens in favor of the Administrative Agent and the Canadian Agent;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or letters of credit or guarantees issued in respect thereof other than Liens imposed by ERISA;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or letters of credit or guarantees issued in respect thereof;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f)                                    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrowers or any Subsidiary;

(g)                                 liens arising from UCC or Personal Property Security Act financing statements in respect of leases permitted by this Agreement;

(h)                                 liens in favor of custom and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods so long as such Liens attach only to the imported goods; and

(i)                                     liens in favor of vendors of goods arising as a matter of law securing the payment of the purchase price therefor so long as such Liens attach only to the purchased goods.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)                                  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);

(b)                                 investments in commercial paper having, at the date of acquisition thereof, the highest credit rating obtainable from Standard & Poor’s or from Moody’s Investors Service, Inc.;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                                 investments in money market mutual funds having portfolio assets in excess of $2,000,000,000 that comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and are rated AAA by Standard & Poor’s and Aaa by Moody’s Investors Service, Inc.;

(e)                                  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f)                                    securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof, and rated at least A by Standard & Poor’s or Moody’s Investors Service, Inc.; and

(g)                                 with respect to any Person organized or conducting operations outside of the United States, investments denominated in the currency of the jurisdiction in which such Person is organized or conducting business which are similar to the items specified in clauses (a) through (f) above (other than the nationality of the governmental or non-governmental issuer or counterparty involved).

“Permitted Overadvances” means (i) involuntary overadvances that may result from time to time due to the fact that any borrowing formulas set forth in the Financing Documents were unintentionally exceeded (whether at the time of any Loan or at the time of the issuance of any Letter of Credit or otherwise) for any reason (other than the Administrative Agent’s gross negligence or willful misconduct), including Collateral believed to be eligible in fact being or becoming ineligible and the return of uncollected checks or other items applied to the reduction of the Loans, Letters of Credit or other obligations, and overadvances made by the Administrative Agent or the Canadian Agent without Lenders’ consent for up to two weeks after discovering the unintentional overadvance, provided that the Administrative Agent or the

Canadian Agent, as applicable, does not during that period voluntarily increase the amount by which the borrowing formulas had been exceeded as of the start of that period, and (ii) voluntary overadvances made by the Administrative Agent or the Canadian Agent in its sole discretion which shall (x) not cause the aggregate outstanding Loans and LC Exposure to exceed the Commitment, (y) not cause the Loans and LC Exposure to exceed Availability by an amount in excess of $1,000,000 at any one time outstanding, and (z) not be outstanding beyond the date that is ten (10) days after the first voluntary overadvance is made during such overadvance period, or (z) be with the consent of all Lenders.  To the extent any Permitted Overadvances are made, each Lender shall bear its pro rata (based on its Revolving Loan Commitment) share of the US Obligations comprised therein and each Canadian Participating Lender shall bear its share of the Canadian Obligations comprised therein.

“Permits” has the meaning assigned to such term in Section 3.08(i) hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Potential Preferred Claims” means at any time the aggregate of all Canadian federal and provincial statutory payables of WP Canada overdue and all such statutory payables coming due for the period of three months with respect to unemployment insurance, Canada Pension Plan, income tax employee withholdings, goods and services and retail sales taxes, vacation pay and all other payables in respect of which any statutory lien or trust arises in connection therewith.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Receivables” means and includes all of a Person’s accounts, instruments, documents, chattel paper and general intangibles, whether secured or unsecured, whether now existing or hereafter created or arising, and whether or not specifically assigned to the Administrative Agent or the Canadian Agent for its own benefit and/or the ratable benefit of the Lenders.

“Receivables Grantor” means Water Pik, Laars, Jandy Industries, Inc. and, at such time as the Administrative Agent has a perfected first priority security interest in its Receivables (subject only to Permitted Encumbrances), Waterpik International, Inc., on a combined basis and WP Canada and any other after-acquired subsidiary of any Borrower which complies with Section 5.11 hereof and as to which the Administrative Agent has completed a field examination to its satisfaction.

“Register” has the meaning set forth in Section 9.04.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders holding Revolving Loan Commitments representing at least 51% of the Commitment or, if the Commitment has been terminated, Lenders holding Loans (which for purposes hereof shall include the participations of Canadian Participating Lenders (without duplication)) and LC Exposure representing at least 51% of the unpaid principal amount of Loans and LC Exposure, in each case, all after giving effect to the terms of Section 2.16(g).

“Restricted Payment” means any dividend or other distribution (whether in cash securities or other property) with respect to any Equity Interests in a Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Credit Commitment Fee” has the meaning set forth in Section 2.10(a).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, its Canadian Exposure and its LC Exposure at such time.

“Revolving Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Canadian Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 or Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Loan Commitment is set forth on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable.  Effective upon the assignment of an interest pursuant to Section 9.04, Schedule 1.01 may be amended by the Administrative Agent to reflect such assignment.

“Security Agreement” means, collectively, the Omnibus Pledge and Security Agreement dated as of the date hereof, by and among the US Borrowers, the Guarantors and the Administrative Agent, for its own benefit and for the ratable benefit of the Lenders, the Movable Hypothec dated as of the date hereof by WP Canada in favor of each of the Canadian Lenders and each Issuing Bank issuing Letters of Credit for the account of WP Canada and the Canadian Participating Lenders and the General Security Agreement dated as of the date hereof by and among WP Canada, the Administrative Agent and the Canadian Agent, each as amended, modified or supplemented from time to time and the Bank Act Security.

“Security Interests” means the security interests in the Collateral granted under the Security Agreement to secure the Secured Obligations (as defined therein).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months, (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Acquisition and Retention Program” means the Stock Acquisition and Retention Program of Holdings.

“Subordinated Indebtedness” means, with respect to the Borrowers, Indebtedness subordinated in right of payment to the Borrowers’ and Guarantors’ monetary obligations under this Agreement or the other Financing Documents (as applicable) upon terms satisfactory to and approved in writing by the Required Lenders.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of a Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Prime Rate or by way of purchase of Bankers’ Acceptances.

“US Base Rate” means the annual rate of interest announced by the Canadian Agent and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining rates of interest it will charge on U.S. dollar-denominated commercial loans made in Canada.

“US Borrowers” means each of Water Pik and Laars.

“US Obligations” shall have the meaning assigned to such term in Section 2.08(f).

“Water Pik” means Water Pik, Inc., a Delaware corporation, together with its successors and assigns.

“WP Canada” means Water Pik Technologies Canada, Inc., a Canadian federal corporation, together with its successors and assigns.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.                 Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., an “ABR Borrowing”).

Section 1.03.                 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.                 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  In calculating compliance with any of the financial covenants (and related definitions), any amounts taken into account in making such calculations that were paid, incurred or accrued in violation of any provision of this Agreement shall be added back or deducted, as applicable, in order to determine compliance with such covenants.

Section 1.05.                 Calculations.  Except where specifically noted, all calculations herein shall be made in dollars, using the Canadian Dollar Equivalent to the extent necessary.

ARTICLE II

The Credits

Section 2.01.                 Revolving Loan Commitments.  (a)  Subject to the terms and conditions set forth herein, each Lender (other than the Canadian Lenders) agrees to make Loans to the US Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Loan Commitment.  Notwithstanding the foregoing, the aggregate principal amount of Loans outstanding at any time to the US Borrowers shall not exceed (1) the lesser of (A) the Commitment and (B) an amount equal to the sum of (i) up to eighty percent (80%) of the Net Amount of Eligible Receivables, plus (ii) until such time as the Administrative Agent shall have received an inventory appraisal, in form and substance satisfactory to it, establishing the net orderly liquidation value of Eligible Inventory, up to fifty percent (50%) of the Net Amount of Eligible Inventory and thereafter, the greater of (a) up to eighty-five percent (85%) of the net orderly liquidation value of Eligible Inventory and (b) up to fifty percent (50%) of the Net Amount of Eligible Inventory (this clause (1)(B) referred to herein as the “Borrowing Base”)

minus (2) the LC Exposure at such time (not to exceed $10,000,000 at any time) minus (3) the Canadian Loans at such time.  Notwithstanding any other provisions of this Agreement, in computing the Borrowing Base for purposes of compliance with this Agreement, Eligible Inventory of WP Canada and Eligible Receivables of WP Canada shall not be included in the foregoing computations until WP Canada has delivered the Cross-Border Security Notice in accordance with Section 2.01(g) and the Administrative Agent shall have determined to its reasonable satisfaction that such Inventory and Receivables of WP Canada qualifies as Eligible Inventory and Eligible Receivables (including, without limitation, evidence of filing a Movable Hypothec in Quebec, Canada with respect to the Canadian Support Collateral) and the US Borrowers shall be deemed to borrow against Eligible Inventory and Eligible Receivables of Water Pik, Laars and Jandy before being entitled to borrow against and request that WP Canada deliver such a Cross-Border Security Notice for purposes of the US Borrowers borrowing against Eligible Inventory and Eligible Receivables of WP Canada.

(b)                                 Subject to the terms and conditions set forth herein, each Canadian Lender agrees to make Canadian Loans to WP Canada from time to time during the Availability Period in an aggregate principal amount that will not result in any Canadian Lender’s or Canadian Participating Lender’s Canadian Exposure exceeding its share of the Canadian Maximum Amount.  Notwithstanding the foregoing, the aggregate principal amount of Loans outstanding at any time to WP Canada shall not exceed (1) the lesser of (A) the Canadian Maximum Amount and (B) an amount equal to the sum of (i) up to eighty percent (80%) of the Net Amount of Eligible Receivables of WP Canada, plus (ii) until such time as the Administrative Agent shall have received an inventory appraisal, in form and substance satisfactory to it, establishing the net orderly liquidation value of the Eligible Inventory, up to fifty percent (50%) of the Net Amount of the Eligible Inventory of WP Canada and thereafter, the greater of (a) up to eighty-five percent (85%) of the net orderly liquidation value of Eligible Inventory of WP Canada and (b) up to fifty percent (50%) of the Net Amount of Eligible Inventory of WP Canada, minus (iii) the Net Amount of Eligible Inventory of WP Canada and Net Amount of Eligible Receivables of WP Canada, if any, being used to support Loans made to, and Letters of Credit issued for the account of, any one or more of the US Borrowers (this clause (iii) referred to herein as the “Canadian Support Collateral”) (this clause (1)(B) referred to herein as the “Canadian Borrowing Base”) minus (2) the LC Exposure related to Letters of Credit issued for the account of WP Canada at such time.

(c)                                  The Borrowing Base and the Canadian Borrowing Base will be computed monthly, or more often upon the occurrence and during the continuance of an Event of Default, or at any time that Availability is less than $5,000,000 as may reasonably be requested by the Administrative Agent or the Canadian Agent, and compliance certificates from a Financial Officer of Water Pik, on behalf of the Borrowers, presenting its computation will be delivered to the Administrative Agent in accordance with Section 5.01(i) hereof.  The net orderly liquidation value of Eligible Inventory shall be established at such time after the Effective Date as the Administrative Agent receives an inventory appraisal, in form and substance satisfactory to it.  If by reason of any subsequent appraisals conducted pursuant to Section 5.04 such net orderly liquidation value shall change, the Administrative Agent may adjust such value, upward or downward, consistent with the results of such appraisals.

(d)                                 Subject to the provisions of this Section 2.01, the Borrowers may borrow, repay (or prepay) and reborrow Loans, on and after the date hereof through the Availability Period, subject to the terms, provisions and limitations set forth herein, including, without limitation, the requirement that no Loan shall be made hereunder if the amount thereof exceeds the Availability outstanding at such time (in each case, after giving effect to the application of the proceeds of such Loan) and no Canadian Loans shall be made hereunder if the amount thereof exceeds the Canadian Availability outstanding at such time (in each case, after giving effect to the application of the proceeds of such Canadian Loan).

(e)                                  In no event shall the total of all Loans plus LC Exposure exceed the Commitment.

(f)                                    In no event shall the total of all Canadian Loans plus LC Exposure related to Letters of Credit issued for the account of WP Canada exceed the Canadian Maximum Amount.

(g)                                 Notwithstanding any other provision of this Agreement, until WP Canada delivers to the Administrative Agent and the Canadian Agent a notice (the “Cross-Border Security Notice”) indicating that in accordance with Section 2.08(f) of this Agreement each of the US Obligations thereafter incurred by the US Borrowers and any of them shall thereafter be secured by the Canadian Support Collateral, (i) none of the assets, property or undertaking of WP Canada (including without limitation its Eligible Inventory and Eligible Receivables) shall secure any US Obligations and (ii) WP Canada shall have no liability or obligation to the US Borrowers and any of them in respect of any US Obligations, except to the extent expressly provided for in this Agreement.

Section 2.02.                 Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the relevant Lenders ratably in accordance with their respective Revolving Loan Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Loan Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.06, each Borrowing by the US Borrowers shall be comprised entirely of ABR Loans or Eurodollar Loans as the US Borrowers may request in accordance herewith, and each Borrowing by WP Canada shall be comprised entirely of CPR Loans or BA Loans in Canadian Dollars or ABR Loans or Eurodollar Loans in dollars, as WP Canada may request in accordance herewith.  Each Lender and Canadian Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any Eurodollar Loan to WP Canada must be made by a Canadian Lender and any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in a minimum amount of $500,000 times the number of Lenders (in the case of a Eurodollar Borrowing by WP Canada times the number of Canadian Participating Lenders) and an aggregate amount that is an integral multiple of $100,000, or the

Canadian Dollar Equivalent thereof.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000, or the Canadian Dollar Equivalent thereof (except that the foregoing limitation shall not be applicable to the extent that the proceeds of such Borrowing are requested to be disbursed to the Borrowers’ controlled disbursement account maintained with the Administrative Agent or as WP Canada may otherwise direct); provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (7) Eurodollar Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period or BA Period requested with respect thereto would end after the Maturity Date.

Section 2.03.                 Requests for Borrowings.  To request a Borrowing, the US Borrowers shall notify the Administrative Agent and WP Canada shall notify the Canadian Agent (with a copy to the Administrative Agent) of such request by writing, facsimile or telephone (a) in the case of a Eurodollar Borrowing or a BA Loan, not later than 1:00 p.m., New York City and Toronto time, three Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing by the US Borrowers, not later than 1:00 p.m., New York City time on the same Business Day of the proposed Borrowing, or (c) in the case of an ABR Borrowing or a CPR Borrowing by WP Canada, not later than 11:00 a.m., Toronto time, on the same Business Day of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 10:00 a.m., New York City and Toronto time, on the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable and if given by telephone shall be confirmed (except that no such confirmation will be required, unless requested by the Administrative Agent or the Canadian Agent, to the extent the proceeds of such Borrowing are requested, or deemed to be requested, to be disbursed to Borrowers’ controlled disbursement account maintained with the Administrative Agent (by each of the US Borrowers) or the Canadian Agent (by WP Canada), as applicable, in which event borrowing and repayment procedures shall be in accordance with the cash management arrangements between such Borrowers and the Administrative Agent or the Canadian Agent, as applicable, and as contemplated by Section 4.4(b) of the Security Agreement) promptly by writing or fax to the Administrative Agent or the Canadian Agent, as applicable, of a written Borrowing Request in a form approved by the Administrative Agent or the Canadian Agent, as applicable, and signed by an authorized signer of the applicable Borrowers as set forth in the Facility Letter.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)                                  the aggregate amount of the requested Borrowing;

(b)                                 the date of such Borrowing, which shall be a Business Day;

(c)                                  whether such Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing, a BA Loan or a CPR Borrowing;

(d)                                 in the case of a Loan being requested by WP Canada, whether such Loan is being requested in dollars or Canadian Dollars;

(e)                                  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f)                                    in the case of a BA Loan, the BA Period to be applicable thereto, which shall be a period contemplated by the definition of the term “BA Period”; and

(g)                                 the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing, or, in the case of a Canadian Loan requested in Canadian Dollars, a CPR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  If no BA Period is specified with respect to any requested BA Loan, then WP Canada shall be deemed to have selected a BA Period of 30 days’ duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent or the Canadian Agent, as applicable, shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.                 Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the US Borrowers may request the issuance of Letters of Credit for the account of any US Borrower and WP Canada may request the issuance of Letters of Credit for its own account, each in a form reasonably acceptable to the Administrative Agent or the Canadian Agent, as applicable, and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent or Canadian Agent, as applicable (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the relevant Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  If the Issuing Bank is not a Lender hereunder, then, if requested by the Issuing Bank, the Administrative Agent or Canadian Agent, as applicable, shall join in the application for Letters of Credit issued by such Issuing Bank, and/or guarantee payment or performance of the Letters of Credit of such Issuing Bank and any drafts thereunder through the issuance of an LC Guaranty, thereby lending the Administrative Agent’s or Canadian Agent’s, as applicable, credit to that of the relevant Borrowers.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the relevant Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000 and (ii) after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit, Availability shall not be less than zero.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) (1) in the case of a documentary Letter of Credit, the date 180 days after the date of issuance of such Letter of Credit and (2) in the case of a standby Letter of Credit, the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that a standby Letter of Credit may provide that its expiration date shall be automatically extended (but not beyond the date specified in clause (ii) below) to a date not more than one year after the then outstanding expiration date unless, at least a specified number of days prior to such then existing expiration date, the Issuing Bank shall have given the beneficiary thereof notice, in a form that may be specified in such Letter of Credit, that such expiration date shall not be so extended, and (ii) the date that is thirty Business Days prior to the Maturity Date.

(d)                                 Participations.  (i)  By the issuance of a Letter of Credit or an LC Guaranty (or an amendment to a Letter of Credit increasing the amount thereof or of the related LC Guaranty) for the account of a US Borrower and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit or LC Guaranty, as applicable, equal to such Lender’s pro rata (based on its Revolving Loan Commitment) portion of the aggregate amount available to be drawn under such Letter of Credit or LC Guaranty, as applicable.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s pro rata (based on its Revolving Loan Commitment) portion of each LC Disbursement made by the Issuing Bank or the Administrative Agent and not reimbursed by the US Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit and LC Guaranties is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or LC Guaranty or the occurrence and continuance of a Default or reduction or termination of the Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii)                                  By the issuance of a Letter of Credit or an LC Guaranty (or an amendment to a Letter of Credit increasing the amount thereof or of the related LC Guaranty) for the account of WP Canada and without any further action on the part of the Issuing Bank or the Canadian Lenders, the Issuing Bank hereby grants to each Canadian Lender, and each Canadian Lender hereby acquires from the Issuing Bank, a participation, and each Canadian Participating Lender hereby acquires from the Canadian Lenders, a subparticipation, in such Letter of Credit or LC Guaranty, as applicable, and the aggregate amount of all such participations and subparticipations shall be equal to the aggregate amount available to be drawn under such Letter of Credit or LC Guaranty, as applicable.  In consideration and in furtherance of the foregoing, each Canadian Lender, and each Canadian Participating Lender, hereby absolutely and unconditionally agrees to pay to the Canadian Agent, for the account of the Issuing Bank, each LC Disbursement made by the Issuing Bank or the Canadian Agent and not reimbursed by WP Canada on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to WP Canada for any reason.  Each Canadian Lender, and each Canadian Participating Lender, acknowledges and agrees that its obligation to acquire participations or subparticipations, as applicable, pursuant to this paragraph in respect of Letters of Credit and LC Guaranties is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or LC Guaranty or the occurrence and continuance of a Default or reduction or termination of the Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit or the Administrative Agent or Canadian Agent, as applicable, shall make any LC Disbursement in respect of an LC Guaranty, the US Borrowers, in the case of Letters of Credit issued for any one of their account, or WP Canada, in the case of Letters of Credit issued for its account, shall reimburse such LC Disbursement by paying to the Administrative Agent or the Canadian Agent, as applicable, an amount equal to such LC Disbursement not later than 12:00 noon, New York City and Toronto time, on the date that such LC Disbursement is made, if the relevant Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City and Toronto time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City and Toronto time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City and Toronto time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the date of receipt; provided that, if such LC Disbursement is not less than $100,000, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing.  If the applicable Borrowers fail to make such payment when due, the Administrative Agent or the Canadian Agent, as applicable, shall notify each applicable Lender of the applicable LC Disbursement, the payment then due from the applicable Borrowers in respect thereof and such Lender’s portion thereof in accordance with paragraph (d) above.  Promptly following receipt of such notice, each applicable Lender shall pay to the Administrative Agent or the Canadian Agent, as applicable, its pro rata (based on its Revolving Loan Commitment) portion of the payment then due from the applicable Borrowers, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent or the Canadian Agent, as applicable, shall promptly pay to the applicable Issuing Bank or the Administrative Agent, as applicable, the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent or the Canadian Agent, as applicable, of any payment from the applicable Borrowers pursuant to this paragraph, the Administrative Agent or the Canadian Agent, as applicable, shall distribute such payment to the applicable Issuing Bank or to the Administrative Agent, or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank or the Administrative Agent as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank or the Administrative Agent for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrowers of their obligation to reimburse such LC Disbursement.

(f)                                    Obligations Absolute.  The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall, to the fullest extent permitted under applicable law, be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any LC Guaranty or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect (other than under circumstances which constitute gross negligence or willful misconduct on the part of the Issuing Bank as finally determined by a court of competent jurisdiction), (iii) payment of the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (other than under circumstances which constitute gross negligence or willful misconduct on the part of the Issuing Bank as finally determined by a court of competent jurisdiction), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  None of the Administrative Agent, the Canadian Agent, the Lenders, the Canadian Lenders or the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or LC Guaranty or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or LC Guaranty (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the applicable Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the applicable Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent or the Canadian Agent, as applicable, and the applicable Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrowers of their obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If the Issuing Bank or the Administrative Agent or Canadian Agent, as applicable, shall make any LC Disbursement, then, unless the applicable Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the applicable Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, the Administrative Agent or the Canadian Agent, as applicable, as the case may be, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (c) of this Section to reimburse the Issuing Bank, the Administrative Agent or the Canadian Agent, as applicable, shall be for the account of such Lender to the extent of such payment.

Section 2.05.                 Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City and Toronto time, to the account of the Administrative Agent (or the Canadian Agent in the case of a Canadian Loan by the Canadian Lenders) most recently designated by it for such purpose by notice to such Lenders.  The Administrative Agent or the Canadian Agent, as applicable will make such Loans available to the applicable Borrowers by promptly crediting the amount so received, in like funds, to an account of the Borrowers maintained with the Administrative Agent in New York City and designated by the Borrowers (or, in the case of Canadian Loans, an account of WP Canada designated by WP Canada) either one Business Day prior to the Effective Date or in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent or Canadian Agent, as applicable,  to the Issuing Bank or as otherwise set forth in Section 2.04(e).

(b)                                 Upon the making of a Canadian Loan by the Canadian Lenders and without further action on the part of the Lenders, the Canadian Lenders hereby grant to each Canadian Participating Lender, and each such Canadian Participating Lender hereby acquires from the Canadian Lenders, a participation in such Canadian Loan, and each such Canadian

Participating Lender shall fund such participation in accordance with paragraph (a) above as if such participation were a Loan being made by such Canadian Participating Lender hereunder.  All provisions of this Article II shall be applicable to each such participation as if each such participation were a Loan made by such Canadian Participating Lender.  Each Canadian Participating Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Canadian Loan is absolute and unconditional and shall not be affected by any circumstances whatsoever, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(c)                                  Unless the Administrative Agent shall have received notice from a Lender or the Canadian Agent shall have received notice from a Canadian Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent or the Canadian Agent, as applicable, such Lender’s or Canadian Lender’s share of such Borrowing, the Administrative Agent or the Canadian Agent, as the case may be, may assume that such Lender or Canadian Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender or Canadian Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or the Canadian Agent, as relevant, then, without limiting any rights against the defaulting Lender or Canadian Lender, the applicable Lender or Canadian Lender and the Borrowers severally agree to pay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent or the Canadian Agent, at an annual rate of interest equal to:  (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (or, in the case of a Canadian Loan, the Canadian Agent’s cost of funding the amount of such payment) or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans.  If such Lender or Canadian Lender pays such amount to the Administrative Agent or the Canadian Agent, then such amount shall constitute such Lender’s or Canadian Lender’s Loan included in such Borrowing.

Section 2.06.                 Interest/Contract Elections.  (a)  Each ABR Borrowing on the Effective Date shall be at the Alternate Base Rate and each CPR Borrowing on the Effective Date shall be at the Canadian Prime Rate and each thereafter shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request, and, in the case of a BA Loan shall have an initial BA Period as specified in such Borrowing Request.  A Borrower may elect to convert such a Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing or a BA Loan, may elect Interest Periods or BA Periods therefor, as applicable, all as provided in this Section.  A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent (or the Canadian Agent in the case of Canadian Loans) of such election in writing or by facsimile transmission or by telephone (confirmed in writing or by fax) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest/BA Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent (or the Canadian Agent in the case of Canadian Loans) of a written Interest/BA Election Request in a form approved by the Administrative Agent or the Canadian Agent, as applicable, and signed by the Borrower.

(c)                                  Each telephonic and written Interest/BA Election Request shall specify the following information in compliance with Section 2.02;

(i)                                     the Borrowing to which such Interest/BA Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest/BA Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing. a Eurodollar Borrowing, a BA Loan or a CPR Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing or a BA Loan, the Interest Period or BA Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest/BA Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  If no BA Period is specified with respect to any requested BA Loan, then the Borrower shall be deemed to have selected a BA Period of 30 days’ duration.

(d)                                 Promptly following receipt of an Interest/BA Election Request, the Administrative Agent or the Canadian Agent, as applicable, shall advise each applicable Lender or Canadian Lender of the details thereof and of such Lender’s or Canadian Lender’s portion of each resulting Borrowing.

(e)                                  If the relevant Borrower fails to deliver a timely Interest/BA Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  If WP Canada fails to deliver a timely Interest/BA Election Request with respect to a BA Loan prior to the end of the BA Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such BA Period such Borrowing shall be converted to a CPR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent or the Canadian Agent, at the request of the Required Lenders, so notifies the applicable Borrowers, then, so long as an Event of Default is continuing (i) no request may be made for a Eurodollar Borrowing or BA Loan and no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing or BA Loan and (ii) each Eurodollar Borrowing, unless repaid as provided herein, shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and each BA Loan, unless repaid as provided herein, shall be converted to a CPR Borrowing at the end of the BA Period applicable thereto.

Section 2.07.                 Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Commitment shall terminate on the Maturity Date.

(b)                                 The Borrowers may at any time terminate, or from time to time reduce, the Commitment; provided that (i) each reduction of the Commitment shall be in an amount that is an integral multiple of $100,000 and not less than $500,000 and (ii) the Borrowers shall not terminate or reduce the Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, Availability would be less than zero.

(c)                                  The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitment delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitment shall be permanent.  Each reduction of the Commitment shall be made ratably among the Lenders with Revolving Loan Commitments in accordance with their respective Revolving Loan Commitments.

(d)                                 The Commitment shall automatically and permanently reduce to the extent required by the provisions of Section 2.09.  Each such reduction of the Commitment shall be made ratably among the Lenders with Revolving Loan Commitments in accordance with their respective Revolving Loan Commitments.

Section 2.08.                             Repayment of Loans; Evidence of Debt.  (a)  WP Canada hereby unconditionally promises to pay to the Canadian Agent for the account of the Canadian Lenders the then unpaid principal amount of each Canadian Loan on the Maturity Date and each of the US Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each other Loan on the Maturity Date.

(b)                                 Each Lender and Canadian Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the relevant Borrowers to such Lender and Canadian Lender resulting from each Loan made by it, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent, (and the Canadian Agent in the case of WP Canada), shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period or BA Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender and Canadian Lender hereunder and (iii) the amount of any sum received by the Administrative Agent and the Canadian Agent hereunder for the account of each Lender and Canadian Lender and each such Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender, any Canadian Lender, the Canadian Agent or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)                                  The Loans of each Lender representing US Obligations shall be evidenced by a promissory note substantially in the form of Exhibit C (each, a “Note”).  The US Borrowers shall execute and deliver to each Lender a Note or Notes payable to the order of such Lender with blanks completed to the satisfaction of such Lender.

(f)                                    Each of the Borrowers agrees and acknowledges as follows:  (i) each of the US Borrowers is a co-borrower hereunder and shall be jointly and severally liable with the other US Borrowers for the payment of the principal of and interest on the Loans, the LC Exposure, the Revolving Credit Commitment Fee, all other fees and all other amounts payable under this Agreement and the other Financing Documents (including, without limitation, interest accruing after the filing of a petition or commencement of a case by or with respect to any Borrower seeking relief under any applicable federal, state or provincial laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including 11 U.S.C. Section 101 et seq., the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors Arrangement Act (Canada), each as amended from time to time and any successor statute thereof and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding) and any permitted Derivative Obligations (collectively, the “Obligations”), (ii) WP Canada shall be liable for the payment of the principal of and interest on the Canadian Loans, the LC Exposure related to Letters of Credit issued for the account of WP Canada, and all other fees and amounts payable under this Agreement and the other Financing Documents relating to the Canadian Loans and such LC Exposure (including, without limitation, interest accruing after the filing of a petition or commencement of a case by or with respect to WP Canada seeking relief under any applicable federal, state or provincial laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including 11 U.S.C. Section 101 et seq., the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors Arrangement Act (Canada), each as amended from time to time and any successor statute thereof and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding) and any permitted Derivative Obligations entered into for the benefit or account of WP Canada (collectively, the “Canadian Obligations” and, the Obligations other than the Canadian Obligations, are referred to herein as the “US Obligations”) and (iii)

each of the Obligations shall be secured by all of the Collateral; provided that the US Obligations shall be secured by the Collateral provided by WP Canada only after WP Canada has delivered the Cross-Border Security Notice pursuant to Section 2.01(g) and only to the extent of the Canadian Support Collateral and only to the extent of the US Obligations incurred or arising thereafter.  All credits extended to any of the Borrowers or requested by any of the Borrowers shall be deemed to be credits extended for each of the US Borrowers.  Each of the US Borrowers hereby authorizes the other to effectuate Loans or Letters of Credit on its behalf.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Documents, the Administrative Agent, the Canadian Agent, the Issuing Bank, the Canadian Lenders and the Lenders shall be entitled to rely upon any request, notice or other communication received by them from any of the Borrowers on behalf of all Borrowers, and shall be entitled to treat their giving of any notice hereunder to any of the Borrowers as notice to each and all Borrowers.  Each of the Borrowers agrees that its liability provided for in this paragraph (f) shall not be impaired or affected by any modification, supplement, extension or amendment or any contract or agreement to which the other Borrowers may hereafter agree (other than an agreement signed by the Administrative Agent and the Lenders specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent, the Canadian Agent, any Canadian Lender or any Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatsoever with the other Borrowers or with any other person, each of the Borrowers hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance.  The liability of each of the Borrowers is direct and unconditional as to all of the Obligations for which such Borrower is obligated, and may be enforced without requiring the Administrative Agent, the Canadian Agent, any Canadian Lender or any Lender first to resort to any other right, remedy or security, including any right to bring an action against any other Borrower.  Each of the Borrowers hereby expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and any requirement that the Administrative Agent, the Canadian Agent, any Canadian Lender or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any of the Borrowers or any other person or any collateral.  Each of the Borrowers hereby irrevocably subordinates and makes junior to the Obligations each of the other Borrower’s “claims” (as defined in Section 101(5) of the Bankruptcy Code) to which such Borrowers are or would be entitled by virtue of the provisions of this subsection (f) or the performance of such Borrower’s obligations thereunder including, without limitation, any right of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise), reimbursement, contribution, exoneration or similar right, or indemnity, or any right of recourse to security for any of the Obligations unless and until all of the Obligations to the Administrative Agent, the Canadian Agent, the Canadian Lenders and the Lenders have been indefeasibly paid in full.

Section 2.09.                 Prepayment of Loans.  (a)  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing (other than a BA Loan) in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided, however, the US Borrowers shall make prepayments of the Loans from time to time such that the Availability equals or exceeds zero at all times, and/or WP Canada shall make prepayments of the Canadian Loans from time to time such that the Canadian Availability equals or exceeds zero at all times .

(b)                                 The Borrowers (or any Borrower) shall notify the Administrative Agent (and the Canadian Agent in the case of a Canadian Loan) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City and Toronto time three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing or a CPR Borrowing, not later than 2:00 p.m., New York City and Toronto time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given under the circumstances in which a conditional notice of termination of the Commitment is permitted as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent or the Canadian Agent, as applicable, shall advise the applicable Lenders or Canadian Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 (except that the foregoing shall not be applicable (i) to the extent that the payment is made from the operation of Borrowers’ controlled disbursement account maintained with the Administrative Agent or the Canadian Agent, (ii) to a prepayment in full of the aggregate principal amount of a Borrowing then outstanding or (iii) to a prepayment of Loans required to be made pursuant to the proviso to paragraph (a) of this Section).  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

(c)                                  Within three (or in the case of clause (i) below, 30) Business Days of (i) the sale or other disposition (including, without limitation, those arising from a Casualty Event in an amount in excess of $100,000) of any assets of the Borrowers or any of their Subsidiaries (other than dispositions permitted pursuant to Section 6.03(c)(i) or (ii)), (ii) the consummation of the issuance of any equity interests of Holdings, the Borrowers or any subsidiary (other than (x) equity interests of any Subsidiary issued to the Borrowers or any other Subsidiary in accordance with the terms hereof or (y) equity interests of the Borrowers issued to Holdings) or (iii) the consummation of the issuance of any debt securities of Holdings, the Borrowers or any Subsidiary (other than Indebtedness permitted pursuant to Section 6.01), the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to 100% of the Net Proceeds received, any prepayment to be applied in accordance with paragraph (d) (and to the extent practicable, Net Proceeds attributable to WP Canada shall first be applied to Canadian Loans and thereafter to the other Loans), provided that no prepayment on account of any asset sale or disposition referred to in clause (i) shall be required under this subparagraph (c) if the Borrowers inform the Administrative Agent (or WP Canada informs the Canadian Agent) no later than 30 days following the receipt of any Net Proceeds from such asset sale or disposition of their or their Subsidiary’s good faith intention to apply such Net Proceeds to the acquisition of other assets or property consistent with the business permitted to be conducted pursuant to Section 6.03(b) (including by way of Investment) within 180 days following the receipt of such Net Proceeds, with the amount of such Net Proceeds unused after such 180 day period being applied to the Loans in accordance with paragraph (d).

(d)                                 Each prepayment of Loans required by paragraph (c) of this Section shall be made ratably among the Loans of the Lenders (or among the Canadian Loans in the case of a prepayment by WP Canada), and such prepayments shall be made with respect to such Types of Loans as the Borrowers may specify by notice to the Administrative Agent or Canadian Agent at or before the time of such prepayment and shall be applied to prepay the Loans comprising each such Type pro rata; provided that, if no such timely specification is given by the Borrowers, such payment shall be allocated to such Type or Types as the Administrative Agent or Canadian Agent may determine.  In the case of a prepayment under clause (i) of paragraph (c) above (other than a sale or other disposition resulting in less than $3,000,000 in Net Proceeds or a disposition permitted pursuant to Section 6.03(c)(iii)(x)), after all Loans have been repaid in full, then the Commitment shall be permanently reduced ratably among the Revolving Loan Commitments of the Lenders to the extent of all additional Net Proceeds in accordance with Section 2.07(d).

Section 2.10.                 Fees.  (a)  The US Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Revolving Credit Commitment Fee”), which shall accrue at the Applicable Rate on the daily amount of the unused Revolving Loan Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Loan Commitment terminates.  Accrued Revolving Credit Commitment Fees shall be payable quarterly in arrears on the first day of January, April, July and October of each year and on the date on which the Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof.  All Revolving Credit Commitment Fees shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 (i)  The US Borrowers agree to pay to the Administrative Agent for the account of each Lender, and WP Canada agrees to pay to the Canadian Agent for the account of each Canadian Participating Lender, a participation fee with respect to its participation in Letters of Credit for the account of such Borrower(s), which shall accrue for each day during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Loan Commitment terminates and the date on which such Lender ceases to have any LC Exposure, at 0.25% less than the Applicable Rate with respect to interest on Eurodollar Loans for such day on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) and (ii) the Borrowers agree to pay to the applicable Issuing Bank a fronting fee, which shall accrue at a rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitment and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitment terminates and any such fees accruing after the date on which the Commitment terminates shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable to the Issuing Bank on demand.  All participation fees and fronting fees shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The US Borrowers agree to pay to the Administrative Agent and WP Canada agrees to pay to the Canadian Agent, for its own account, fees in the amounts set forth in the Fee Letter and any other fees in the amounts and at the times separately agreed upon in writing among the Borrowers and the Administrative Agent and/or the Canadian Agent.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Canadian Agent, as applicable, (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Absent any error in the calculation thereof, fees paid shall not be refundable under any circumstances.

Section 2.11.                 Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest for each day on which any principal of such Loans remains outstanding at the Alternate Base Rate for such day plus the Applicable Rate for such day.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest for each day during each Interest Period applicable thereto at the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate for such day.

(c)                                  The Loans comprising each CPR Borrowing shall bear interest for each day in which any principal of such Loans remains outstanding at the Canadian Prime Rate for such day plus the Applicable Rate for such day.

(d)                                 Notwithstanding the foregoing, if a Default shall have occurred and be continuing, then unless and until such Default shall have been cured or waived, all outstanding Loans shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section.

(e)                                  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, on the Maturity Date and, upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan shall be payable on the effective date of such conversion.

(f)                                    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate or the Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and the applicable Canadian Prime Rate shall be determined by the Canadian Agent, and each such determination shall be conclusive absent manifest error.

Section 2.11A.  Interest Act Disclosure.  For the purposes of the Interest Act (Canada), where in this Agreement a yearly rate or percentage of interest or a fee is calculated on the basis of a year of 360 or 365 days, the yearly rate or percentage of interest to which such rate or fee is equivalent is the said rate or fee multiplied by the actual number of days in the year for which such calculation is made and divided 360 or 365, as the case may be.

The rates of interest and Applicable Rates specified in this Agreement are nominal rates and not effective rates or yields and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest, that they are capable of making the calculations necessary to compare such rates and that the principle of deemed reinvestment of interest shall not apply to any calculations of interest hereunder.

Section 2.12.                 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                  the Administrative Agent or the Canadian Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders and Canadian Lenders by telephone or telecopy, as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders and Canadian Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest/BA Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request or Interest/BA Election Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.13.                 Increased Costs.  (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit liquidity, cash margin, capital, assessment or similar requirement against assets or deposits with or for the account of, or credit extended by, any Lender or Canadian Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)                                  impose on any Lender or Canadian Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or Canadian Lender of making or maintaining any Eurodollar Loan or BA Loan (or of maintaining its obligation to make any such Eurodollar Loan or BA Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise with respect to its Eurodollar Loans, its BA Loans or its maintenance of, or participation in, Letters of Credit), then the applicable Borrowers will pay to such Lender or Canadian Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or Canadian Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Canadian Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s, Canadian Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, Canadian Lender or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender, Canadian Lender or the Issuing Bank or such Lender’s, Canadian Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Canadian Lender’s or the Issuing Bank’s policies and the policies of such Lender’s, Canadian Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, Canadian Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, Canadian Lender or the Issuing Bank or such Lender’s, Canadian Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender, Canadian Lender or the Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender, Canadian Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrowers and shall be conclusive absent manifest error.  The applicable Borrowers shall pay such Lender, Canadian Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after the receipt thereof.

(d)                                 Failure or delay on the part of any Lender, Canadian Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, Canadian Lender’s or the Issuing Bank’s right to demand such compensation; provided that the applicable Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the applicable Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, Canadian Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14.                 Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default) or of any BA Loan other than on the last day of a BA Period, (b) the conversion of any Eurodollar Loan or BA Loan other than on the last day of the Interest Period or BA Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or BA Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith), then, in any such event, the applicable Borrowers shall compensate each applicable Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any applicable Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrowers and shall be conclusive absent manifest error.  The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.  Notwithstanding the foregoing, the Borrowers shall not be required to make any prepayment of a Eurodollar Borrowing or a BA Loan pursuant to Section 2.09(c) until the last day of the Interest Period or BA Period with respect thereto so long as an amount equal to such prepayment is deposited by the applicable Borrowers into a cash collateral account with the Administrative Agent or the Canadian Agent, as applicable, and applied to such prepayment on the last day of such Interest Period.

Section 2.15.                 Taxes.  (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Canadian Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Borrowers shall indemnify the Administrative Agent, the Canadian Agent, each Lender, each Canadian Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Canadian Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account or in lieu of payment of, or in satisfaction of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender, Canadian Lender or the Issuing Bank, or by the Administrative Agent or the Canadian Agent on their own behalf or on behalf of a Lender, Canadian Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the applicable Borrowers shall deliver to the Administrative Agent or the Canadian Agent, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent or the Canadian Agent, as applicable), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)                                    If the Administrative Agent or Canadian Agent, as applicable, or a Lender or Canadian Lender determines, in its sole discretion, that it has received a refund, rebate or reduction of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrowers, as applicable (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or Canadian Agent, as applicable, or such Lender or Canadian Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or Canadian Agent, as applicable, or such Lender or Canadian Lender in the event that the Administrative Agent or such Lender or Canadian Lender is required to repay such refund to such Governmental Authority.  This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(g)                                 Notwithstanding anything to the contrary in this Agreement (except to the extent applicable, Sections 2.15(e) and (f) above and Section 2.15(h) below), WP Canada, if it is required to deduct or withhold any Taxes (whether Indemnified Taxes or Other Taxes) from any payments to be made by it to the Administrative Agent, the Canadian Agent, the Issuing Bank or to a Canadian Lender or any of the Lenders, shall:  (i) increase or gross up the amount of such payment as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this section) the Administrative Agent, the Canadian Agent, the Canadian Lender and such Lenders(s) and Issuing Bank (as the case may be) receives an amount equal to the sum that it would have received had no such deduction or withholding been made, (ii) make such deduction or withholding and (iii) pay and remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable laws.

(h)                                 Each Lender, the Canadian Lenders, the Canadian Agent and the Administrative Agent shall use reasonable efforts (consistent with legal and regulatory restrictions) to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 2.15 (including seeking refunds of any amounts that are reasonably believed to not have been correctly or legally asserted); provided, however, that such efforts shall not include the taking of any actions by such Lender, the Canadian Lenders, the Canadian Agent or the Administrative Agent that would result in any tax, costs or other expense to such Lender, the Administrative Agent or the Administrative Agent (other than a tax, cost or other expense for which such Lender, the Canadian Lenders or the Administrative Agent shall have been reimbursed or indemnified by the Borrowers pursuant to this Agreement or otherwise) or any action which would or might, in the reasonable opinion of such Lender, the Canadian Lenders, the Canadian Agent or the Administrative Agent, have an adverse effect upon its business, operations, or financial condition or otherwise be disadvantageous to such Lender, the Canadian Lenders, the Canadian Agent or the Administrative Agent.

Section 2.16.                 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 1:00 p.m., New York City and Toronto time to the Administrative Agent in the case of the US Borrowers or in the case of WP Canada to the Canadian Agent, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent or the Canadian Agent, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  The Administrative Agent or the Canadian Agent may, but shall not be required to, charge, when due and payable, the Borrowers’ account maintained with the Administrative Agent or the Canadian Agent for all interest, principal and Revolving Credit Commitment Fees or other amounts owing to the Administrative Agent, the Issuing Bank or the Lenders on or with respect to this Agreement, the Loans or any other Financing Document.  All such payments shall be made to the Administrative Agent at its offices at 1166 Avenue of the Americas, New York, New York, except payments with respect to Canadian Loans which shall be made to the Canadian Agent at its offices at 200 Bay Street, Suite 1800, Royal Bank Plaza, South Tower, Toronto, Ontario, payments to be made directly to the Issuing Bank as expressly provided herein and payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 which shall be made directly to the Persons entitled thereto.  The Administrative Agent and the Canadian Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided that, in the case of any prepayment of principal of or interest on any

Eurodollar Loan, if such next succeeding Business Day would fall in the next calendar month, the date for payment shall instead be the next preceding Business Day.  All payments hereunder shall be made in Canadian and U.S. dollars, as applicable.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent or the Canadian Agent, as applicable, to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  Each payment to the Administrative Agent by each of the US Borrowers of principal of, or interest on, outstanding Loans or on account of any other Obligations owing by any one or more of the US Borrowers to the Lenders, and each payment to the Canadian Agent by WP Canada of principal of, or interest on, outstanding Loans or on account of any other Obligations owing by WP Canada to the Canadian Lenders shall, respectively, be applied and distributed pro rata:  on receipt by the Administrative Agent to the Lenders in proportion to the outstanding US Obligations owing to each Lender by the US Borrowers; and on receipt by the Canadian Agent to the Canadian Lenders in proportion to the outstanding Canadian Obligations owing to each Canadian Lender by WP Canada (and redistributed to the Canadian Participating Lenders).

(d)                             (i)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans to the US Borrowers or participations in LC Disbursements owing by the US Borrowers resulting in such Lender receiving payment of a greater proportion of the aggregate amount of such Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans to the US Borrowers and participations in LC Disbursements owing by the US Borrowers of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans to the US Borrowers and participations in LC Disbursements owing by the US Borrowers;

(ii)                                if any Canadian Lender or Canadian Participating Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Canadian Loans or participations, as the case may be, or participations or subparticipations, as the case may be, in LC Disbursements owing by WP Canada resulting in such Canadian Lender or Canadian Participating Lender receiving payment of a greater proportion of the aggregate amount of such Loans, participations and/or subparticipations, as applicable, and accrued interest thereon than the proportion received by any other Canadian Lender or Canadian Participating Lender, then the

Canadian Lender or Canadian Participating Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Canadian Loans and participations in LC Disbursements owing by WP Canada to other Canadian Lenders or Canadian Participating Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Canadian Lenders and the Canadian Participating Lenders ratably in accordance with the aggregate amount of principal and accrued interest on their respective Canadian Loans, participations therein and in LC Disbursements owing by WP Canada and/or subparticipations therein, as applicable;

provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender,  Canadian Lender or Canadian Participating Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply).  The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender or Canadian Participating Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender, Canadian Lender or Canadian Participating Lender were a direct creditor of the Borrowers in the amount of such participation.

(e)                                  If following the occurrence of an Event of Default and the termination of the Commitments and the pro rata sharing provided for in Section 2.16(d) above:

(i)                                     the Lenders (the “Purchasing US Lenders”) shall have obtained payment hereunder (whether voluntary, involuntary, through the exercise of any right of set-off, distribution by the Administrative Agent or otherwise) on account of the US Obligations owing to them and the effect or result thereof is that the aggregate amount of US Obligations owing to such Lenders that have been repaid is proportionately higher than the aggregate amount of Canadian Obligations owing to the Canadian Participating Lenders by WP Canada that have been repaid, the Purchasing US Lenders shall forthwith unconditionally purchase from the Canadian Participating Lenders by payment to the Canadian Agent for distribution by it ratably to the Canadian Participating Lenders, such participations in the Loans made by the Canadian Participating Lenders as shall be necessary to cause the Purchasing US Lenders to share such excess payment with each of the Canadian Participating Lenders (such excess to be shared among the Canadian Participating Lenders in proportion to the respective outstanding Canadian Obligations owed to each Canadian Participating Lender by WP Canada);

(ii)                                  the Canadian Participating Lenders (the “Purchasing Canadian Lenders”) shall have obtained payment hereunder (whether voluntary,

involuntary, through the exercise of any right of set-off, distribution by the Canadian Agent or otherwise) on account of the Canadian Obligations owing to them and the effect or result thereof is that the aggregate amount of Canadian Obligations owing to the Canadian Participating Lenders that have been repaid is proportionately higher than the aggregate amount of US Obligations owing to the Lenders by the US Borrowers that have been repaid, the Purchasing Canadian Lenders shall forthwith unconditionally purchase from the Lenders by payment to the Administrative Agent for distribution by it ratably to the Lenders, such participations in the Loans made by the Lenders to the US Borrowers as shall be necessary to cause the Purchasing Canadian Lenders to share such excess payment with each of the Lenders (such excess to be shared among the Lenders in proportion to the respective outstanding US Obligations owed to each Lender by the US Borrowers);

provided that if all or any portion of such excess payment is thereafter required to be repaid or returned by such Purchasing US Lenders or Purchasing Canadian Lenders, each purchase by way of participation from such other Lenders shall be rescinded and such other Lenders shall repay to such Purchasing Lenders the purchase price to the extent of its pro rata share of such amount.  The Borrowers agree that any purchasing lender may, to the fullest extent permitted by law and in accordance with the terms of this Agreement, exercise all its rights of payment recovery (including the right of set-off) with respect to such participation as fully as if the purchasing lender were a direct creditor of the Borrowers in the amount of such participation.

(f)                                    Unless the Administrative Agent or the Canadian Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent or the Canadian Agent for the account of the Lenders, the Canadian Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent or the Canadian Agent, as the case may be, may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Canadian Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent or the Canadian Agent, as applicable, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(g)                                 If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(c) or 2.16(c) or (d), then the Administrative Agent (or the Canadian Agent in the case of Canadian Loans) may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent (or the Canadian Agent) for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.  Until such Lender’s unsatisfied obligations are fully paid, such Lender shall be excluded from any determination of Required Lenders under this Agreement.

Section 2.17.                 Mitigation Obligations.  If any Lender or Canadian Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or Canadian Lender or any Governmental Authority for the account of any such Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or Canadian Lender in connection with any such designation or assignment.

Section 2.18.                 Bankers’ Acceptances.  (a)  WP Canada shall pay each Canadian Lender the Acceptance Fee on the Face Amount of each Bankers’ Acceptance accepted by such Canadian Lender hereunder.  Such fee shall be paid upon acceptance by such Canadian Lender of such Bankers’ Acceptance and if such Canadian Lender purchases such Bankers’ Acceptance shall be deducted from the BA Purchase Price otherwise available to WP Canada.  Each determination by the Canadian Agent of the Acceptance Fee and BA Purchase Price applicable to any Bankers’ Acceptance shall, in the absence of manifest error, be final, conclusive and binding on WP Canada and the Canadian Lenders.

(b)                                 The Canadian Lenders shall not accept any Draft or Banker’s Acceptance presented for purchase or issuance pursuant to this Agreement which:

(i)                                     is drawn on or which matures on a day which is not a Business Day;

(ii)                                   matures subsequent to the Maturity Date;

(iii)                                has a BA Period exceeding 180 days;

(iv)                               is denominated in any currency other than Canadian Dollars;

(v)                                  is less than $100,000 (Cdn.) or not in whole integral multiples thereof;

(vi)                               is not otherwise in a form reasonably satisfactory to the relevant Canadian Lender; or

(vii)                            in respect of which WP Canada has not then paid the applicable Acceptance Fee in the manner provided herein (unless WP Canada has requested that the Canadian Lender purchase, and the Canadian Lender has agreed to purchase such Banker’s Acceptances in which case the Acceptance Fee shall be deducted from the BA Purchase Price therefor).

(c)                                  WP Canada hereby renounces, and shall not claim or request or require any Canadian Lender to claim, any days of grace for the payment of any Bankers’ Acceptances.

WP Canada waives presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of a Bankers’ Acceptance accepted or purchased by, or issued to, such Canadian Lender pursuant to this Agreement which might exist solely by reason of such Bankers’ Acceptance being held, at the maturity thereof, by such Canadian Lender in its own right.

(d)                                 Upon acceptance of a Draft presented by WP Canada, WP Canada shall sell Bankers’ Acceptances to the Canadian Lenders at the BA Purchase Price therefor and, once purchased, the Canadian Lenders shall credit the Discount to WP Canada’s account maintained with the Canadian Agent or as WP Canada may otherwise direct.  The Acceptance Fee payable by WP Canada to the Canadian Lenders in respect of each Bankers’ Acceptance accepted and purchased by the Canadian Lenders shall be deducted from the BA Purchase Price therefor otherwise payable by the Canadian Lenders.

(e)                                  Bankers’ Acceptances purchased by a Canadian Lender hereunder may be held by it for its own account until the maturity date or sold, discounted or otherwise disposed of by it at any time prior thereto to a Canadian resident or an authorized foreign bank deemed to be resident in Canada, in such Lender’s sole discretion.  WP Canada hereby unconditionally agrees to pay to the Canadian Agent (for the benefit of the relevant Canadian Lenders or as they may otherwise direct) on the maturity date (whether at stated maturity, by acceleration hereunder or otherwise) of each Bankers’ Acceptance, the aggregate Face Amount of each then maturing Bankers’ Acceptance and in this regard, WP Canada hereby authorizes the Canadian Agent and each Canadian Lender to debit any account of WP Canada with the Canadian Agent or such Canadian Lender with the amount(s) required to pay the full Face Amount of such Bankers’ Acceptance, notwithstanding the fact that such Bankers’ Acceptance may be held by such Canadian Lender in its own right at maturity.  The obligation of WP Canada to reimburse and pay the Canadian Lenders for then maturing Bankers’ Acceptances may be satisfied (provided no Default has occurred and is continuing and provided that there is sufficient Canadian Availability and provided that the other conditions precedent for a Loan are complied with) by WP Canada requesting, in accordance with and subject to this Agreement either that:  (x) a Loan which is a CPR Loan equal to the Face Amount of all then maturing Bankers’ Acceptances be made to it by the Canadian Lenders or (y) new Bankers’ Acceptances be issued, accepted by the Canadian Lenders and purchased by the Canadian Lenders at the BA Purchase Price thereof in sufficient amounts to repay the Face Amount of the then maturing Bankers’ Acceptances.  WP Canada acknowledges and agrees that any and all Financing Documents now or hereafter held by the Canadian Agent for the payment of all or any portion of the Obligations shall be held by the Canadian Agent as continuing collateral security for, among other things, repayment of the Obligations of WP Canada to the Canadian Lenders in respect of all Bankers’ Acceptances.

(f)                                    To facilitate the acceptance by the Canadian Lenders of Drafts to be Bankers’ Acceptances as contemplated by this Agreement, WP Canada shall, at the request of any Canadian Lender, supply such Canadian Lender with such number of Drafts as such Canadian Lender may reasonably request in form reasonably acceptable to such Canadian Lender, duly executed by WP Canada.  Each Canadian Lender shall exercise such care in the custody and safekeeping of such Drafts as such Canadian Lender gives to similar property owned by them.  Drafts to be accepted as Bankers’ Acceptances shall be signed by an officer or officers of WP Canada who are duly authorized by WP Canada to execute the Bankers’ Acceptances on behalf of WP Canada.  The signatures on behalf of WP Canada may be mechanically reproduced in facsimile, and any such signatures shall be binding on WP Canada as if such signatures had been manually inscribed by the persons or other parties duly authorized to sign on behalf of WP Canada.  Notwithstanding that any one or more individuals or other parties whose manual or facsimile signature appears on any bill as a signatory on behalf of WP Canada, may no longer hold office or be an authorized signatory at the date of such bill or at the date of its acceptance by the Canadian Lenders hereunder or at any time thereafter, any Bankers’ Acceptances signed as aforesaid on behalf of WP Canada shall be valid and binding upon WP Canada and the Canadian Lenders shall be entitled to rely on the most recent certificates of signing authority delivered to them by WP Canada, until the Canadian Agent receives notice in writing of a change of authorized signatures (with sample signatures of such authorized signatories).

(g)                                 No Canadian Lender shall be responsible or liable for its failure to accept a Bankers’ Acceptance or purchase a Draft or Banker’s Acceptance if the cause of such failure is, in whole or in part, due to the failure of WP Canada to provide duly executed and endorsed Drafts to such Canadian Lender on a timely basis, pursuant to a request for the supply of such Drafts delivered to WP Canada in accordance with this Section, nor shall any Canadian Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of any Bankers’ Acceptance except loss or improper use arising by reason of the gross negligence or wilful misconduct of such Canadian Lender, its officers, employees, agents or representatives.  Each Canadian Lender shall maintain a record with respect to Drafts (i) received by it from WP Canada in blank hereunder, (ii) voided by it for any reason, (iii) accepted or purchased by it hereunder, (iv) executed by it hereunder, and (v) cancelled at their respective maturities.

(h)                                 As an alternative to WP Canada executing and delivering presigned Drafts pursuant to subparagraph (f) above, WP Canada may, at its option, execute and deliver a Bankers’ Acceptance power of attorney to a Canadian Lender, in a form acceptable to such Canadian Lender.

(i)                                     Subject to the following subparagraph (j), no prepayment of any Bankers’ Acceptance may be made by WP Canada to any Canadian Lender or the Canadian Agent prior to the maturity date of such Bankers’ Acceptance.

(j)                                     Upon the occurrence and continuance of an Event of Default, notwithstanding the date of maturity of any outstanding Bankers’ Acceptances, WP Canada shall pay to the Canadian Agent on behalf of the Canadian Lenders forthwith upon demand by the Canadian Agent, an amount equivalent to the amount or amounts required to pay:

(i)                                     on maturity, the Face Amount of all outstanding Bankers’ Acceptances which the Canadian Lenders are required to honor; and

(ii)                                  all unpaid Acceptance Fees, if any, owed to the Canadian Lenders and, except for any amount payable in respect of unpaid Acceptance Fees, all such amounts shall be deposited into an interest-bearing cash collateral account to be held by the Canadian Agent as additional security for payment of the Face Amount of such outstanding Bankers’ Acceptances upon maturity and accrued interest on such cash collateral, at the option of the Canadian Agent, may either be credited to WP Canada or applied against any Obligations which continues to be outstanding.

(k)                                  Without limiting Section 2.03, upon receipt by the Canadian Agent of a drawdown notice or conversion notice from WP Canada for BA Loans, the Canadian Agent shall notify the Canadian Lenders of the amount of BA Loans requested and the BA Period thereof.  Each Canadian Lender agrees to accept and purchase the Bankers’ Acceptances comprising such BA Loan subject to the terms of this Agreement.

(l)                                     If the Canadian Agent or any Canadian Lender determines in good faith, acting reasonably, which determination shall be final, conclusive and binding upon WP Canada and notifies WP Canada that, (i) by reason of circumstances or changes affecting the market for bankers’ acceptances it is no longer possible to establish the Discount Rate or (ii) the market for bankers’ acceptances no longer exists, is too weak to allow for the sale or trading of bankers acceptances requested to be issued pursuant to this Agreement, or (iii) any change to the present, or the introduction of any future, legal requirement or any guideline, directive, policy, request or requirement with which it is customary for a Canadian Lender to comply (whether or not having the force of law) of any Governmental Authority, or in the interpretation or application thereof by any Governmental Authority, has made it unlawful for a Canadian Lender to make, fund, or maintain or to give effect to its obligations in respect of any BA Loan as contemplated hereby, then:

(i)                                     the right of WP Canada to request BA Loans shall be suspended until the Canadian Agent or such Canadian Lender determines that the circumstances causing such suspension no longer exist and the Canadian Agent so notifies WP Canada; and

(ii)                                  any drawdown notice or conversion notice for any BA Loan which is outstanding shall be deemed to constitute a request for a CPR Loan.

ARTICLE III

Representations and Warranties

Each of the Borrowers represents and warrants to the Lenders that:

Section 3.01.                 Existence and Power.  Each of the Borrowers is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, in the case of Water Pik and Laars, and Canada, in the case of WP Canada, and has all necessary powers required to carry on its business as now conducted and, except where the failure to do so could not be reasonably expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.                 Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by each of the Borrowers of the Financing Documents to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority (except as contemplated by the Security Agreement) and do not contravene, or constitute a default under, any provision of material applicable law or material regulation or of its charter or bylaws or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon each or result in the creation or imposition of any Lien on any material asset of any Borrower or any of its Subsidiaries (except the Security Interests).

Section 3.03.                 Binding Effect.  This Agreement and the other Financing Documents to which it is a party constitute valid and binding agreements of each Borrower, in each case enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.04.                 Financial Information.  (a)  The Borrowers have heretofore furnished to the Administrative Agent financial statements of Holdings for the (i) six month period ended June 30, 2003, prepared by management and (ii) for the fiscal years ended 1999 through 2002, prepared by management and audited by Ernst & Young LLP, independent public accountants.  Such financial statements present fairly in all material respects the financial condition and results of operations of Holdings on a consolidated basis as of the dates and for the periods indicated, and such financial statements disclose in accordance with GAAP all liabilities of the Borrowers as of the dates thereof.

(b)                                 The Borrowers have heretofore furnished to the Administrative Agent quarterly for the 2003 fiscal year, and annually for the 2004 and 2005 fiscal years, projected income statements, balance sheets and cash flows, together with a schedule demonstrating prospective compliance with all financial covenants, all in form and substance reasonably satisfactory to the Lenders in their good faith judgment, all such projections disclosing all assumptions made by the Borrowers in formulating such projections and giving effect to the Transactions.  The projections are based upon reasonable estimates and assumptions, all of which are reasonable in light of the conditions which existed at the time the projections were made, have been prepared on the basis of the assumptions stated therein, and reflect as of the Effective Date the good faith estimate of the Borrowers of the results of operations and other information projected therein, provided that no representation is made that the assumptions will prove to be correct.

(c)                                  Since June 30, 2003, there has been no material adverse change in the business, prospects, assets, operations or financial condition of the Borrowers and their consolidated Subsidiaries, considered as a whole.

Section 3.05.                 Litigation.  Except for the Disclosed Matters, there is no action, suit or proceeding pending against, or to the knowledge of the Borrowers threatened against or affecting, the Borrowers or any of their Subsidiaries before any arbitrator or any Governmental Authority, that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) which would in any material respect draw into question the enforceability of any of the Financing Documents, taken as a whole.

Section 3.06.                 Compliance with ERISA and Applicable Canadian Pension Laws.  Each Borrower and its Subsidiaries and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, and has not incurred any liability under Title IV of ERISA (i) to the PBGC other than a liability to the PBGC for premiums under Section 4007 of ERISA or (ii) in respect of a Multiemployer Plan which has not been discharged in full when due.  All Canadian Pension Plans comply, in all material respects, with their terms and the provisions of Applicable Canadian Pension Laws; all necessary governmental approvals have been obtained which are material to Holdings and each applicable subsidiary in respect to the operation of its Canadian Pension Plans; no notice of intent to terminate any Canadian Pension Plan has been filed or given by any party or governmental body, including, without limitation, any Canadian Pension Regulator; no event has occurred or condition exists which might constitute grounds for termination of any Canadian Pension Plan which termination would result in a Material Adverse Effect with respect to Holdings or the applicable subsidiary or that might result in the incurrence by Holdings or any such subsidiary of any material liability, fine or penalty; and no actions, suits or claims are pending or to the knowledge of WP Canada reasonably expected to be asserted against any Canadian Pension Plan or the assets of any Canadian Pension Plan other than routine claims for benefits.  The amount of all unfunded liabilities under each Canadian Pension Plan, and of any going concern, unfunded actuarial liability, past service unfunded actuarial liability or solvency deficiency (if any) do not have and could not reasonably be expected to have, a Material Adverse Effect.

Section 3.07.                 Taxes.  To the extent applicable, each Borrower and its Subsidiaries has filed all United States Federal and Canadian income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes stated to be due in such returns or pursuant to any assessment received by it, except for taxes the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.  The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries in respect of taxes or other similar governmental charges, additions to taxes and any penalties and interest thereon are, in the opinion of the Borrowers, adequate.

SECTION 3.08.                 Environmental Compliance.  (a)  Except for Disclosed Matters,

(i)                                     the Borrowers and their Subsidiaries have, obtained, or made timely application for, all permits, certificates, licenses, approvals, registrations and other authorizations (collectively “Permits”) which are required under all applicable Environmental Laws and are necessary for their operations and are in compliance with the terms and conditions of all such Permits, except where the failure to obtain such Permits or to comply with their terms would not have, individually or in the aggregate, a Material Adverse Effect;

(ii)                                  no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to the Borrowers’ knowledge, threatened by any governmental entity or other Person with respect to any (A) alleged violation by the Borrowers or any Subsidiary of any Environmental Law, (B) alleged failure by the Borrowers or any Subsidiary to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (C) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials or (D) release of Hazardous Materials, except where such event or events would not have, individually or in the aggregate, a Material Adverse Effect;

(iii)                               to the knowledge of the Borrowers, all oral or written notifications of a release of Hazardous Materials required to be filed under any applicable Environmental Law have been filed or are in the process of being filed by or on behalf of the Borrowers or any Subsidiary;

(iv)                              no property now owned or leased by the Borrowers or any Subsidiary and, to the knowledge of the Borrowers, no such property previously owned or leased or any property to which the Borrowers or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to the Borrowers’ knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state, provincial or local enforcement actions or, to the knowledge of the Borrowers, other investigations which may lead to claims against the Borrowers or any Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA, except where such listings or investigations would not have, individually or in the aggregate, a Material Adverse Effect;

(v)                                 there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by the Borrowers or any Subsidiary, and no government actions have been taken or, to the knowledge of the Borrowers, are in process which could subject any of such properties or assets to such Liens.

(b)                                 For purposes of this Section, the terms “Borrowers” and “Subsidiary” shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of the Borrowers or any Subsidiary.

Section 3.09.                 Properties.  (a)  Each of the Borrowers and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)                                 To the knowledge of the Borrowers, each of the Borrowers and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Borrower and its Subsidiaries does not, to the knowledge of the Borrowers, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10.                 Compliance with Laws and Agreements.  Each of the Borrowers and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, and each has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11.                 Investment and Holding Company Status.  None of the Borrowers nor any of their Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

Section 3.12.                 Full Disclosure.  All information furnished by the Borrowers to the Administrative Agent, the Canadian Agent or any Lender or Canadian Lender for purposes of or in connection with this Agreement or any of the Transactions is, taken as whole and in light of the circumstances under which such information is furnished, true and accurate in all material respects on the date as of which such information is furnished, and true and accurate in all material respects on the date as of which such information is stated or certified.  It is understood that the foregoing is limited to the extent that (i) projections have been made in good faith by the management of the Borrowers and in the view of the Borrowers’ management are reasonable in light of all information known to management as of the Effective Date, and (ii) no representation or warranty is made as to whether the projected results will be realized.

Section 3.13.                 Security Interest. The Security Agreement creates and grants to the Administrative Agent (or the Canadian Agent as applicable) or the Canadian Lenders or Canadian Participating Lenders (as relevant), for its own benefit and for the benefit of the Lenders, a legal, valid and perfected first priority (except as permitted pursuant to Section 6.02 hereof) Lien in the Collateral identified therein.  Such Collateral is not subject to any other Liens whatsoever, except Liens permitted by Section 6.02 hereof.

Section 3.14.                 Solvency.  (a)  The fair salable value of the business of the Borrowers and their consolidated Subsidiaries is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of the Borrowers and their consolidated Subsidiaries, as they become absolute and mature.

(b)                                 The assets of the Borrowers and their Subsidiaries do not constitute unreasonably small capital for the Borrowers and their Subsidiaries to carry out their business as now conducted and as proposed to be conducted including the capital needs of the Borrowers and their Subsidiaries, taking into account the particular capital requirements of the business conducted by the Borrowers and their Subsidiaries and projected capital requirements and capital availability thereof.

(c)                                  Neither the Borrowers nor any of their Subsidiaries intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Borrowers and any of their Subsidiaries, and of amounts to be payable on or in respect of debt of the Borrowers and any of their Subsidiaries).

(d)                                 Neither the Borrowers nor any of their Subsidiaries believes that final judgments against them in actions for money damages presently pending will be rendered at a time when, or in an amount such that, they will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered).  The cash flow of the Borrowers and their consolidated Subsidiaries, after taking into account all other anticipated uses of the cash of the Borrowers and their consolidated Subsidiaries (including the payments on or in respect of debt referred to in paragraph (c) of this Section), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

Section 3.15.                 Employee Matters.  There are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Borrowers threatened between the Borrowers and their respective Subsidiaries and their respective employees, other than employee grievances arising in the ordinary course of business, none of which could have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.16.                 Use of Proceeds.  All proceeds of each Borrowing under the Commitment shall be used to provide for working capital requirements, repayment of Indebtedness on the Effective Date, Permitted Acquisitions, stock repurchases and dividends permitted under Section 6.06 hereof and general corporate purposes.

Section 3.17.                 Subsidiaries.  As of the Effective Date, the Borrowers have no Subsidiaries except as set forth on Schedule 3.17, all of which are wholly-owned and are Material Subsidiaries.

Section 3.18.                 No Change in Credit Criteria or Collection Policies.  There has been no material change in credit criteria or collection policies concerning Receivables of the Borrowers and their Subsidiaries since December 31, 2002.

ARTICLE IV

Conditions

Section 4.01.                 Effective Date.  The obligations of the Lenders or Canadian Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received a favorable written opinion or opinions (addressed to the Administrative Agent, the Canadian Agent, the Canadian Lenders and the Lenders and dated the Effective Date) of Morrison & Foerster LLP, McCarthy Tetrault

LLP and the General Counsel for Holdings and the Borrowers, counsel for the Borrowers, substantially in the forms included in Exhibit B, and covering such other matters relating to the Borrowers, this Agreement or the Transactions as the Required Lenders shall reasonably request including, without limitation, the power and capacity of WP Canada to grant security on its property, assets and undertaking for the Obligations of the US Borrowers to the Lenders.  The Borrowers hereby request such counsel to deliver such opinions.

(c)                                  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers and any Guarantors, the authorization of the Transactions and any other legal matters relating to the Borrowers and any Guarantors, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)                                 The Administrative Agent shall have received a certificate of the Borrowers, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)                                  The Administrative Agent shall have received all fees and other amounts due and payable, on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(f)                                    The Administrative Agent (or its counsel) shall have received the other Financing Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(g)                                 With respect to any Liens not permitted pursuant to Section 6.02 hereof, the Administrative Agent shall have received termination statements in form and substance satisfactory to it.

(h)                                 Each document (including, without limitation, each Uniform Commercial Code financing statement, each personal property security registration financing statement and each registration under the Quebec Register of Moveable and Real Rights) required by law or requested by the Administrative Agent or the Canadian Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for its own benefit and for the benefit of the Lenders a first priority perfected Lien in the Collateral, subject to the Liens permitted by Section 6.02, shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, or arrangements reasonably satisfactory to the Administrative Agent and the Canadian Agent for the filing, registering or recording thereof shall have been made.

(i)                                     The Administrative Agent shall have received the results of a search of tax and other Liens, judgments and of the Uniform Commercial Code or other filings made with respect to the Borrowers and each other grantor of Collateral in the jurisdictions in which the Borrowers and each such grantor is doing business and/or in which any Collateral is located, and in which Uniform Commercial Code or other filings have been, or are to be, made against the Borrowers, and each such grantor pursuant to paragraph (h) above.

(j)                                     The Administrative Agent shall have received and determined to be in form and substance satisfactory to it:

(i)                                     the most recent (dated within thirty (30) days of the Effective Date) aging of accounts receivable of the Borrowers;

(ii)                                  an opening Borrowing Base and evidence that the Borrowers have not less than $5,000,000 Availability on the Effective Date after giving effect to the transactions occurring on that Date;

(iii)                               a copy of a field examination of the Borrowers’ and their Subsidiaries’ books and records;

(iv)                              evidence of the compliance by the Borrowers with Section 5.02(b) hereof;

(v)                                 the financial statements described in Section 3.04 hereof;

(vi)                              evidence of the repayment in full of, or the existence of arrangements reasonably satisfactory to the Administrative Agent for the repayment in full of, existing credit arrangements with respect to the Collateral and the termination of all commitments to lend thereunder, and the termination of all security interests securing such Indebtedness; and

(vii)                           the Facility Letter.

(k)                                  The Administrative Agent shall have had the opportunity to conduct a pre-closing audit with respect to WP Canada.

(l)                                     The Borrowers shall have executed and delivered to the Administrative Agent a disbursement authorization letter with respect to the disbursement of the proceeds of the Loans made on the Effective Date, which shall provide for sufficient funds to repay in full all obligations owed to any Person exiting the Existing Credit Agreement and not joining in this Agreement as a Lender.

(m)                               The Administrative Agent shall have received such other documents, and completed such other reviews, including, without limitation, material leases (including, without limitation, the obtaining of landlord waivers) and contracts, litigation and taxes, as the Administrative Agent or its counsel shall reasonably deem necessary.

The Administrative Agent shall notify the Borrowers, the Lenders, the Canadian Lender and the Canadian Agent of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of such Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York

City time, on September 2, 2003 (and, in the event such conditions are not so satisfied or waived, the Commitment shall terminate at such time).

Section 4.02.                 Each Credit Event.  The obligation of any Lender or Canadian Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction on such date of the following conditions:

(a)                                  The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that any such representations and warranties that by their express terms are made as of a specific date shall be true and correct as of such specific date.

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and the Borrowers shall otherwise be in compliance with the provisions of Section 2.01 or 2.04(b), as applicable.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01.                 Information.  Water Pik, on behalf of the Borrowers, will furnish to the Administrative Agent and the Canadian Agent and each of the Lenders:

(a)                                  within 90 days after the end of each fiscal year, (i) a consolidated balance sheet and consolidated income statement showing the financial position of Holdings and its subsidiaries as of the close of such fiscal year and the results of their operations during such year, and (ii) a consolidated statement of shareholders’ equity and a consolidated statement of cash flow, as of the close of such fiscal year, comparing such financial position and results of operations to such financial condition and results of operations for the comparable period during the immediately preceding fiscal year, all the foregoing financial statements to be audited by independent public accountants acceptable to the Administrative Agent (which report shall not contain any going concern or similar qualification or exception as to scope), and together with supplemental consolidating balance sheets and statements of income and cash flow prepared by the Financial Officer of Holdings presented fairly in relation to such audited financial statements taken as a whole and together with management’s discussion and analysis as filed with the Securities and Exchange Commission;

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, (i) unaudited consolidated and consolidating balance sheets of Holdings and its subsidiaries as of the end of such fiscal quarter, together with the related consolidated and consolidating statements of income for such fiscal quarter and for the portion of Holdings’ fiscal year ended at the end of such fiscal quarter and the related consolidated statements of cash flows and consolidated changes in shareholders’ equity for the portion of Holdings’ fiscal year ended at the end of such fiscal quarter, setting forth in comparative form the corresponding financial information from the projections for the applicable period provided under paragraph (h) below and in comparative form the corresponding financial information as at the end of, and for, the corresponding fiscal quarter of Holdings’ prior fiscal year and the portion of Holdings’ prior fiscal year ended at the end of such corresponding fiscal quarter, in each case certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial position and results of operations and cash flow of Holdings and its subsidiaries in accordance with GAAP (except the absence of footnote disclosure), in each case subject to normal year-end audit adjustments, and, solely for the last month of each fiscal quarter for such quarter then ending, management’s discussion and analysis as filed with the Securities and Exchange Commission;

(c)                                  within 35 days after the end of each month (i) unaudited consolidated and consolidating balance sheets and income statements showing the financial position and results of operations of Holdings and its subsidiaries as of the end of each such month, (ii) a consolidated statement of shareholders’ equity and (iii) a consolidated and consolidating statement of cash flow, in each case for the month just ended and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the last day of such month, and comparing such financial position and results of operations to the projections for the applicable period provided under paragraph (h) below and to the results for the comparable period during the immediately preceding Fiscal Year, prepared by the Financial Officer of Holdings, presenting fairly, in all material respects, the financial position and results of operations of Holdings and its subsidiaries and prepared in accordance with GAAP (except the absence of footnote disclosure), in each case subject to normal year-end audit adjustments;

(d)                                 concurrently with any delivery under (a) or (b), a certificate of the firm or Person referred to therein (x) which certificate shall, in the case of the certificate of a Financial Officer of Holdings, certify that to the best of his or her knowledge no Default has occurred (including calculations demonstrating compliance, as of the dates of the financial statements being furnished, with the covenants set forth in Sections 6.09, 6.10 and 6.11 hereof) and, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) which certificate, in the case of the certificate furnished by the independent public accountants referred in paragraph (a) above, may be limited to accounting matters and disclaim responsibility for legal interpretations, but shall in any event state that to the best of such accountants’ knowledge, as of the dates of the financial statements being furnished no Default has occurred under any of the covenants set forth in Sections 6.09, 6.10, 6.11 and 6.12 hereof and, if such a Default has occurred, specifying the nature and extent thereof; provided, however, that any certificate delivered concurrently with (a) above shall be accompanied by a supplemental certificate confirming the accuracy of the accountants’ certificate (and shall in any event include calculations demonstrating compliance with the covenants set forth in Sections 6.09, 6.10 and 6.11 hereof) and signed by a Financial Officer of Holdings;

(e)                                  promptly after the same become publicly available, copies of such registration statements, annual, periodic and other reports, and such proxy statements and other information, if any, as shall be filed by Holdings or any of its subsidiaries with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, if any;

(f)                                    if a Default shall have occurred and be continuing, with any delivery under (a) above, a management letter prepared by the independent public accountants who reported on the financial statements delivered under (a) above, with respect to the internal audit and financial controls of Holdings and its subsidiaries and at the request of the Administrative Agent, copies of all such management letters not previously delivered to the Administrative Agent;

(g)                                 (i)  within 20 days of the end of each fiscal month, an aging schedule of Receivables (setting forth the Early Buy Program Receivables apart from other Receivables) and accounts payable listing, provided, however, upon the occurrence and continuance of a Default or at any time that Availability is less than $5,000,000, then the foregoing shall be delivered as often (including daily) as the Administrative Agent may request; (ii) (A) within 35 days after the end of each fiscal year, or more often as the Administrative Agent may reasonably request, a current customer list which shall include addresses and (B) within 35 days after the end of each fiscal quarter, an update to such customer list reflecting the new customers and (iii) concurrently with any delivery under (a) or (b) above, a certificate signed by a Financial Officer of the Borrowers calculating the Applicable Rate test as of the date of the financial statements being furnished, in each case in form and detail satisfactory to the Administrative Agent;

(h)                                 within 45 days after the beginning of each fiscal year, a summary of business plans and financial operation projections (including, without limitation, with respect to Capital Expenditures) for the Borrowers and their Subsidiaries for such fiscal year (including monthly balance sheets, statements of income and of cash flow) and annual projections for the following two years prepared by management and in form, substance and detail (including, without limitation, principal assumptions provided separately in writing) satisfactory to the Administrative Agent;

(i)                                     within 20 days after the end of each fiscal month, a certificate substantially in the form of Schedule 5.01(i) hereto executed by a Financial Officer of the Borrowers demonstrating compliance as at the end of each month with the Availability requirements, which shall include a Borrowing Base calculation and inventory designation, provided, however, upon the occurrence and continuance of a Default or at any time that Availability is less than $5,000,000, then the foregoing shall be delivered as often (including daily) as the Administrative Agent may reasonably request;

(j)                                     within 20 days after the end of each month, an aging schedule of the payables of each Borrower and its subsidiaries, a copy of the bank statement of each Borrower with respect to each lock-box account and such other sales, collections, debit and credit adjustments schedules as the Administrative Agent may request, provided, however, upon the occurrence and continuance of a Default or at any time that Availability is less than $5,000,000, then such schedules shall be delivered as often (including daily) as the Administrative Agent may reasonably request;

(k)                                  promptly upon becoming aware thereof, notice to the Administrative Agent of the occurrence of any Default then continuing;

(l)                                     promptly upon becoming aware thereof, notice to the Administrative Agent of the breach by any party of any material agreement with any of the Borrowers; and

(m)                               such other information as the Administrative Agent, the Canadian Agent, any Canadian Lender or any Lender may reasonably request.

Section 5.02.                 Maintenance of Property; Insurance.  (a)                          The Borrowers will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business as then conducted in good working order and condition, ordinary wear and tear excepted.

(b)                                 The Borrowers will (i) keep their insurable properties adequately insured at all times by financially sound and reputable insurers, (ii) maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as its customary with companies similarly situated and in the same or similar businesses, provided, however, that such insurance shall insure the property of the Borrowers against all risk of physical damage, including, without limitation, loss by fire, explosion, theft, fraud and such other casualties as may be reasonably satisfactory to the Administrative Agent, but in no event at any time in an amount less than the replacement value of the Collateral, (iii) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by any Borrowers or any of their subsidiaries, in such amount as the Administrative Agent shall reasonably deem necessary, (iv) maintain product liability and business interruption insurance to such extent as is customary with companies similarly situated and in the same or similar businesses (and to the extent business interruption insurance is so maintained, assign such insurance to the Administrative Agent or the Canadian Agent, as applicable, for its own benefit and the benefit of the applicable Lenders and Canadian Lenders), and (v) maintain such other insurance as may be required by law or as may be reasonably requested by the Administrative Agent for purposes of assuring compliance with this Section 5.02(b).  All insurance covering tangible personal property subject to a Lien in favor of the Administrative Agent for its benefit and for the benefit of the Lenders granted pursuant to the Security Agreement shall provide that, in the case of each separate loss the full amount of insurance proceeds shall be payable to the Administrative Agent or Canadian Agent or both of them, as applicable, and shall further provide for at least 30 days’ prior written notice to the Administrative Agent or Canadian Agent or both of them, as applicable, of the cancellation or substantial modification thereof.  The Administrative Agent or the Canadian Agent or both of them, as applicable, shall be named as an additional insured on all other insurance.

Section 5.03.                 Compliance with Laws.  The Borrowers will comply, and cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, ERISA and the rules and regulations thereunder and Applicable Canadian Pension Laws) except where failure to comply would not have a Material Adverse Effect, or where the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

Section 5.04.                 Inspection of Property, Books and Records.  The Borrowers will keep, and will cause each Subsidiary to keep, proper books of record and account reflecting its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, senior employees and independent public accountants, all during normal business hours and as often as may reasonably be desired; provided that the Borrowers may, at their option, have one or more employees or representatives present at any such inspection, examination or discussion.  At the Borrowers’ expense, the Administrative Agent (x) shall have the right to audit, up to one time each fiscal year (two times in any fiscal year if at any time the Leverage Ratio of Holdings and its subsidiaries on a consolidated basis exceeds 3.00:1.00, or as often as it may request upon the occurrence and continuance of an Event of Default), the existence and condition of the Collateral and to review compliance with the Financing Documents and (y) shall have the right to retain an inventory appraiser to appraise the inventory Collateral (1) once each fiscal year if clause (ii) of the definition of Borrowing Base is being calculated based on the net orderly liquidation value of Eligible Inventory or (2) as often as it may reasonably request upon the occurrence and continuance of an Event of Default or if Availability is less than $5,000,000.

Section 5.05.                 Use of Proceeds.  The proceeds of the Loans made under this Agreement will be used by the Borrowers for working capital and Capital Expenditures, Permitted Acquisitions, stock repurchases and dividends permitted by Section 6.06 and general corporate purpose and on the Effective Date to repay Indebtedness.  None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

Section 5.06.                 Environmental Matters.  The Borrowers will promptly give to the Lenders notice in writing of any complaint, order, citation or notice of violation with respect to, or if the Borrowers becomes aware of, (i) the existence or alleged existence of a violation of any applicable Environmental Law, (ii) any release into the environment, (iii) the commencement of any cleanup pursuant to or in accordance with any applicable Environmental Law of any Hazardous Materials, (iv) any property of the Borrowers or any Subsidiary that is or will be subject to a Lien imposed pursuant to any Environmental Law, and (v) any proposed acquisitions or leasing of property, which, in each of cases (i) through (v) above, individually or in the aggregate, would have a Material Adverse Effect.

Section 5.07.                 Taxes.  The Borrowers will, and will cause each of its Subsidiaries to, pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon the Borrowers and their Subsidiaries or upon their respective income or profits or in respect of their respective properties before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, would give rise to Liens upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to (i) any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable party, shall have set aside on its books adequate reserves with respect thereto, and such contest operates to suspend collection of the contested tax, assessment, charge, levy or claims and enforcement of a Lien or (ii) any tax, assessment, charge, levy or claims, the failure to pay and discharge when due which, individually or in the aggregate would not have a Material Adverse Effect.

Section 5.08.                 Security Interests.  The Borrowers will at all times take, or cause to be taken, all actions necessary to maintain the Security Interests as valid and perfected Liens, first priority Liens, subject only to Liens permitted under Section 6.02, and supply all information to the Administrative Agent necessary for such maintenance.

Section 5.09.                 Existence; Conduct of Business.  The Borrowers will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.10.                 Litigation and Other Notices.  The Borrowers will give the Administrative Agent prompt written notice of the following:

(a)                                  the issuance by any court or Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Loans, or invalidating, or having the effect of invalidating, any provision of this Agreement or the other Financing Documents that would materially adversely affect the Lenders’ ability to enforce any payment obligations hereunder, or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

(b)                                 the filing or commencement of any action, suit or proceeding against the Borrowers or any of their Subsidiaries, whether at law or in equity or by or before any arbitrator or Governmental Authority, (i) which is material and is brought by or on behalf of any Governmental Authority, or in which injunctive or other equitable relief is sought or (ii) as to which it is probable (within the meaning of Statement of Financial Accounting Standards No. 5) that there will be an adverse determination and which, if adversely determined, would (A) reasonably be expected to result in liability of any Borrower or a Subsidiary thereof in an aggregate amount of $750,000 or more, not reimbursable by insurance, or (B) materially impairs the right of any Borrower or a Subsidiary thereof to perform its material obligations under this Agreement, any Note or any other Financing Document to which it is a party;

(c)                                  any Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(d)                                 notices given or received (with copies thereof) with respect to any Subordinated Indebtedness; and

(e)                                  any development in the business or affairs of any Borrower or any of its Subsidiaries which has had or which is likely to have, in the reasonable judgment of the Borrower, a Material Adverse Effect.

Section 5.11.                 Additional Grantors and Guarantors.  The Borrowers will, and will cause their Subsidiaries to, promptly inform the Administrative Agent of the creation or acquisition of any direct or indirect Subsidiary (subject to the provisions of Section 6.04) and cause each direct or indirect Material Subsidiary not in existence on the date hereof to enter into a Guarantee in form and substance satisfactory to the Administrative Agent, and to execute the Security Agreement, as applicable, as a grantor, and cause the direct parent of each such Material Subsidiary to pledge all of the equity interests of such Material Subsidiary pursuant to the Security Agreement and cause each such Material Subsidiary to pledge its accounts receivable and all other assets pursuant to the Security Agreement.  In connection therewith, the Borrowers or any applicable Material Subsidiary shall provide such resolutions, certificates and opinions of counsel as shall be reasonably requested by the Administrative Agent.

Section 5.12.                 Maintain Operating Accounts.  The Borrowers will, and will cause each of their Subsidiaries to, maintain all of its operating accounts and cash management arrangements (including the establishment of lockboxes) with the Administrative Agent (or the Canadian Agent) or with other financial institutions approved by the Administrative Agent to the extent provided for in the Security Agreement and on terms (which shall include obtaining (a) within six months after the Effective Date in the case of such accounts in Canada, and (b) within sixty days after the Effective Date in the case of such accounts in the United States, blocked account agreements or tri-party lockbox agreements) satisfactory to the Administrative Agent in its reasonable discretion.

Section 5.13.                 Real Estate Facility.  The Borrowers will deliver to the Administrative Agent, no later than 90 days after the Effective Date, an amendment amending, in a manner satisfactory to the Administrative Agent, the financial covenants contained in the Section titled Negative Covenants in the Loan Agreement dated October 22, 2001 by and between Water Pik, Laars and U.S. Bank National Association.

Section 5.14.                 Landlord Waivers.  The Borrowers will deliver to the Administrative Agent, no later than 60 days after the Effective Date, landlord waiver agreements in form and substance reasonably satisfactory to the Administrative Agent for the leased properties located at (i) 2735 N.W. 63rd Street, Fort Lauderdale, Florida, (ii) Boucherville - Bldg. 2, 110 Rue de Lauzen, Boucherville, Quebec and (iii) Boucherville - Bldg. 1, 240 Industriel Boul., Boucherville, Quebec.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements have been reimbursed and all

Derivative Obligations with any Lender have been terminated, the Borrowers covenant and agree with the Lenders that:

Section 6.01.                 Indebtedness.  The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness created under the Financing Documents;

(b)                                 Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c)                                  Indebtedness of the Borrowers or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (c) shall be in compliance with Section 6.09;

(d)                                 Indebtedness of any Person that becomes a Subsidiary after the date hereof, in accordance with the terms hereof, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and provided, further, that the Borrowers do not become liable for any such Indebtedness;

(e)                                  Indebtedness of the Borrowers or any Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(f)                                    Indebtedness among the Borrowers and their wholly-owned Subsidiaries which are Guarantors arising as a result of intercompany loans;

(g)                                 Guarantees permitted by Section 6.04;

(h)                                 Indebtedness subject to Liens permitted under Section 6.02(a) through (f);

(i)                                     Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(j)                                     Subordinated Indebtedness in connection with Permitted Acquisitions;

(k)                                  other unsecured Indebtedness (and if by Guarantee, without duplicate counting of the amount guaranteed and the underlying Indebtedness) in an aggregate principal amount not exceeding $3,000,000 at any time outstanding;

(l)                                     additional Indebtedness in an amount not to exceed $5,000,000 under the real estate facility with U.S. Bank National Association described on Schedule 6.01 on terms no less favorable to the Lenders, with covenants that are no more restrictive than that of the original Indebtedness as amended as required by Section 5.13;

(m)                               Indebtedness to trade creditors incurred in the ordinary course of business;

(n)                                 Derivative Obligations in an aggregate principal amount (determined as provided in the definition of Material Indebtedness) not to exceed $3,500,000 at any time, entered into in the ordinary course of business and not for speculative purposes; and

(o)                                 extensions, renewals and replacements of Indebtedness permitted by clauses (a) through (n) above that do not increase the outstanding principal amount thereof or interest thereon or fees related thereto and otherwise on terms no less favorable to the Lenders, with covenants that are no more restrictive, than that of the original Indebtedness.

Section 6.02.                 Liens.  The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Permitted Encumbrances;

(b)                                 any Lien on any property or asset of the Borrowers or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrowers or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or the interest rate thereon or fees related thereto (except pursuant to the instrument creating such Lien) and are on substantially similar terms, and, to the extent that such terms include compliance with financial covenants, such financial covenants shall be no more restrictive than those of the original secured obligations;

(c)                                  any Lien existing on any property or asset prior to the acquisition thereof by the Borrowers or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrowers or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or interest thereon or fees related thereto or otherwise alter the terms of such Lien in any material respect;

(d)                                 Liens on fixed or capital assets acquired, constructed or improved by the Borrowers or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (c) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement or are incurred to extend, renew or refinance such Liens and Indebtedness incurred within such 90 day period, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets (including transaction costs and indemnities customarily secured by a Lien of such type) and

(iv) such security interests shall not apply to any other property or assets of the Borrowers or any Subsidiary;

(e)                                  Liens created by the Financing Documents in favor of the Administrative Agent, the Canadian Agent, the Lenders, the Canadian Lenders and the Canadian Participating Lenders;

(f)                                    Liens securing obligations with respect to letters of credit permitted under Section 6.01(e), provided that such Liens shall not apply to any property other than the goods financed or paid for with the proceeds of such letters of credit and documents of title in respect thereof; and

(g)                                 licenses, leases or subleases permitted hereunder granted to others not interfering in any material respect in the business of the Borrowers or any of their Subsidiaries.

Section 6.03.                 Fundamental Changes.  (a)  The Borrowers will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with any of them, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of their assets, or the stock or other equity units of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve.

(b)                                 Each Borrower will not, and will not permit any of its Subsidiaries to, (i) engage to any material extent in any business other than businesses of the type conducted by such Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto or (ii) change its fiscal year.

(c)                                  Notwithstanding the foregoing, the Borrowers and their Subsidiaries may:

(i)                                     make purchases and sales of inventory in the ordinary course;

(ii)                                  make (x) sales of assets that secure Indebtedness permitted under Section 6.01(b) in the ordinary course and (y) sales of worn out, obsolete, scrap or surplus assets;

(iii)                               make (x) a sale or sales of the Aquia product line, including equipment, inventory, intellectual property and other assets used solely in connection with or otherwise related to such product line and (y) sales of other assets that do not constitute Collateral and do not secure Indebtedness permitted under Section 6.01(b);

(iv)                              make Capital Expenditures permitted by Section 6.09;

(v)                                 liquidate Permitted Investments;

(vi)                              make Investments and Guarantees permitted by Section 6.04;

(vii)                           so long as at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, make the merger or consolidation of any Subsidiary of a Borrower incorporated in the United States with or into such Borrower in which no person other than such Borrower receives consideration and the Administrative Agent in its sole discretion is satisfied that the surviving person has assumed all obligations of the person merging with or consolidating into such surviving person and that there has been no Material Adverse Effect with respect to the Collateral;

(viii)                        so long as at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, and provided that the Required Lenders have given their prior written consent to do so, which consent may be withheld for any reason by the Required Lenders in their sole discretion, make the merger or consolidation of any or all Borrowers with or into Holdings; and

(ix)                                so long as at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, and provided that the Required Lenders have given their prior written consent to do so, which consent shall not be unreasonably withheld, make the merger or consolidation of any Borrower with or into any other Borrower.

(x)                                   make Permitted Acquisitions; provided that the Administrative Agent shall have had the opportunity to perform a field examination and appraisal through its examiners or through representatives that it may retain with respect to the assets being acquired pursuant to such acquisition in order to determine whether any adjustments should be made to the Borrowing Base prior to the inclusion of any such acquired assets in the Borrowing Base;

(xi)                                dissolve Water Pik Technologies Foreign Sales Corporation;

(xii)                             upon prior written notice to the Administrative Agent and the Canadian Agent, change the fiscal year of Holdings, the Borrowers and their subsidiaries; provided that all such entities shall have the same fiscal year end;

(xiii)                          create a captive insurance company solely for the purpose of managing its insurance risk and cost, capitalized at levels appropriate and customary for the formation of a captive insurance company given the levels of risk and coverages to be insured thereby and on other terms reasonably satisfactory to the Administrative Agent; and

(xiv)                         make dispositions of assets resulting from a Casualty Event.

Section 6.04.                 Investments, Loans, Advances, Guarantees and Acquisitions.  Each Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, “Investments”), except:

(a)                                  Permitted Investments and Investments that were Permitted Investments when made;

(b)                                 Investments outstanding on the Effective Date and, in the case of any such Investment in an amount exceeding $100,000, identified in Schedule 6.04, and any renewals, amendments and replacements thereof that do not increase the amount thereof;

(c)                                  Guarantees constituting Indebtedness permitted by Section 6.01;

(d)                                 indemnities made and surety bonds issued in the ordinary course of business;

(e)                                  indemnities made in the Financing Documents;

(f)                                    Investments by a Borrower, in its wholly-owned Subsidiaries in existence on the Effective Date, but not any increases therein and in Persons that become wholly-owned Subsidiaries pursuant to a Permitted Acquisition;

(g)                                 Guarantees made in the ordinary course of business; provided that such Guarantees are not of Indebtedness for borrowed money except to the extent permitted pursuant to Section 6.01 and otherwise could not in the aggregate reasonably be expected to have a Material Adverse Effect;

(h)                                 (other than loans made to employees of Holdings or any of its subsidiaries pursuant to the Stock Acquisition and Retention Program which shall consist of non-cash advances to such employees and shall have no negative financial impact on Holdings or any of its subsidiaries) advances, loans or extensions of credit by the Borrowers or any Subsidiary in compliance with applicable laws to officers, directors, employees and agents of the Borrowers or any Subsidiary (i) in the ordinary course of business for travel, entertainment or relocation expenses not to exceed $1,000,000 in the aggregate at any one time outstanding and (ii) relating to indemnification or reimbursement of such officers, directors, employees and agents in respect of liabilities relating to their service in such capacities;

(i)                                     Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and supplier arising in the ordinary course of business;

(j)                                     accounts, chattel paper and notes receivable arising from the sale or lease of goods or the performance of services in the ordinary course of business;

(k)                                  Capital Expenditures and Liens not prohibited by this Agreement;

(l)                                     Investments in non-cash consideration received in connection with a permitted sale of assets (subject to the granting of a Lien as required by the Security Documents);

(m)                               Investments in a captive insurance company (which may be made by Holdings or any of its subsidiaries) to be formed after the Effective Date to the extent permitted by Section 6.03(c)(xiii);

(n)                                 Investments consisting of loans, advances and other investments in partnerships, joint ventures and similar investments with persons that are not Affiliates of the Borrowers so long as the aggregate principal amount thereof at any time outstanding shall not exceed $3,000,000; and

(o)                                 other Investments not permitted under the foregoing clauses (a) through (n) in an aggregate amount at any time outstanding not to exceed $250,000.

Notwithstanding anything to the contrary set forth herein, the Borrowers’ Executive Deferred Compensation Plan shall not be considered an Investment of the Borrowers and shall not be subject to this Section 6.04.

Section 6.05.                 Prepayment or Modification of Indebtedness; Modification of Operating Documents.  (a)  The Borrowers will not, and will not permit any of their Subsidiaries to, directly or indirectly prepay, redeem, purchase or retire any Indebtedness, including without limitation, any Subordinated Indebtedness, other than Indebtedness incurred hereunder.

(b)                                 The Borrowers will not, and will not permit any of their Subsidiaries to, modify, amend or otherwise alter the terms and provisions of any Subordinated Indebtedness.

(c)                                  The Borrowers will not, and will not permit any of their Subsidiaries to, modify, amend or alter their operating agreements, certificates or articles of incorporation or other constitutive documents or preferred stock/certificates of designations.

Section 6.06.                 Restricted Payments.  The Borrowers will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except, so long as no Default shall be continuing or would occur after giving effect to the following (a) any Borrower may declare and pay cash dividends with respect to its Equity Interests payable solely in additional Equity Interests, (b) the Borrowers may declare and pay dividends or otherwise transfer funds to Holdings to permit Holdings to acquire shares of its common stock and/or declare and pay dividends with respect to its Equity Interests; provided that Restricted Payments made pursuant to this clause (b) shall not exceed $10,000,000 in the aggregate during any fiscal year unless (i) average Availability for the thirty (30) day period immediately prior to the date of such Restricted Payment and (ii) Availability on the date of such Restricted Payment, in each case, both before and immediately after giving effect to such Restricted Payment, shall be at least $10,000,000, (c) any Borrower may pay taxes owed by the Consolidated entity as and when such taxes are due and may pay corporate overhead of the Consolidated entity in an amount not to exceed $1,000,000 in any fiscal year, and (d) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests.

Section 6.07.                 Transactions with Affiliates.  The Borrowers will not, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (a) on terms and conditions not less favorable to a Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among a Borrower and its wholly-owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, (d) loans and advances to officers, directors, employees and agents permitted under Section 6.04(h), (e) fees and compensation paid to, and customary indemnity and reimbursement provided on behalf of, officers, directors, employees and agents of the Borrowers or any of their Subsidiaries and (f) employment agreements entered into by the Borrowers or any of their Subsidiaries in the ordinary course of business.

Section 6.08.                 Restrictive Agreements.  The Borrowers will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrowers or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any amendment or modification expanding the scope or duration of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets subject to such permitted Lien and (v) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.

Section 6.09.                 Capital Expenditures.  The Borrowers will not permit the aggregate amount of payments made for Capital Expenditures of Holdings and its subsidiaries on a consolidated basis, including Capitalized Lease Obligations and Indebtedness secured by Liens permitted under Section 6.02(d) hereof, to exceed $20,000,000 in any calendar year.

Section 6.10.                 Leverage Ratio.  The Borrowers will not permit the Leverage Ratio for any four consecutive fiscal quarter period commencing with the period ending September 30, 2003 to be greater than 4.00:1.00.

Section 6.11.                 Fixed Charge Coverage.  The Borrowers will not permit the Fixed Charge Coverage Ratio for any four consecutive fiscal quarter period commencing with the period ending September 30, 2003 to be less than 1.25:1.00.

Section 6.12.                 Rental Obligations.  The Borrower will not, and will not permit any of its Subsidiaries to, incur, create, assume or permit to exist, in respect of leases of real and personal property (other than finance leases), rental obligations or other commitments thereunder to make any direct or indirect payment, whether as rent or otherwise, for fixed or minimum rentals, percentage rentals, property taxes, or insurance premiums, except in the ordinary course of business.

Section 6.13.                 Consulting Fees.  The Borrower will not, and will not permit any of its Subsidiaries to, pay any management, consulting or other similar fee to Holdings, any subsidiary thereof or any Subsidiary of any Borrower, or to any Affiliate of Holdings, any of its subsidiaries or of the Borrowers or any of the Borrowers’ Subsidiaries.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                                  any of the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 any of the Borrowers shall fail to pay any interest on any Loan, the Revolving Credit Commitment Fee or any other fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Financing Document, when and as the same shall become due and payable;

(c)                                  any representation or warranty made or deemed made by the Borrowers or a Guarantor in the Financing Documents, or in any report, certificate, financial statement or other document furnished pursuant to the Financing Documents, shall prove to have been incorrect in any material respect as of the date when made or deemed made;

(d)                                 any of the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02 (with respect to insurance), 5.04 (with respect to audits), 5.05, 5.08, 5.09 (with respect to a Borrower’s existence), 5.10(c), 5.12 or 5.13 or in Article VI;

(e)                                  any of the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Financing Document, and such failure shall continue unremedied for a period of 20 days;

(f)                                    any Borrower or any Subsidiary or Guarantor (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder), or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or the beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded;

(g)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Subsidiary or Guarantor or its debts, or of a substantial part of its assets, under any U.S. or Canadian Federal, state or foreign bankruptcy, insolvency, winding up, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Subsidiary or Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days;

(h)                                 any Borrower or any Subsidiary or Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any United States or Canadian Federal, state or foreign bankruptcy, insolvency, winding up, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Subsidiary or Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)                                     any Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)                                     one or more judgments for the payment of money in an aggregate amount in excess of $750,000 (not covered by insurance where the carrier has accepted responsibility) shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Borrower or any Subsidiary to enforce any such judgment;

(k)                                  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)                                     there occurs (i) any event which constitutes a material breach of terms of any Canadian Pension Plan maintained by Holdings or any of its subsidiaries, or a breach of the Income Tax Act (Canada) or Applicable Canadian Pension Laws with respect to any Canadian Pension Plan, and includes a failure to act which constitutes such a breach or (ii) any complete or partial withdrawal or proposed complete or partial withdrawal of monies by Holdings or any of its subsidiaries from a Canadian Pension Plan other than in accordance with Applicable Canadian Pension Laws or any complete or partial withdrawal or proposed complete or partial withdrawal by Holdings or any of its subsidiaries from such Canadian Pension Plan (such that such Person would purport to be released, whether in whole or in part, from its obligations under such Canadian Pension Plan) other than in accordance with Applicable Canadian Pension Laws or (iii) any event which could result in the complete or partial termination or proposed complete or partial termination of any Canadian Pension Plan, whether by declaration of a Canadian Pension Regulator or otherwise; other than in accordance with applicable Canadian Pension Laws or (iv) any “solvency deficiency”, as defined and determined in accordance with Regulation 909 under the Pensions Benefit Act (Ontario) or any other similar deficiency under other Applicable Canadian Pension Laws;

(m)                               a Change in Control shall occur;

(n)                                 any of the Financing Documents shall for any reason cease to be, or shall be asserted by any Person obligated thereunder not to be, a legal, valid and binding obligation of such Person, including, without limitation, the improper filing by such Person of an amendment or termination statement relating to a filed financing statement describing the Collateral, or any Lien on any material portion of the Collateral purported to be created by any of such Financing Documents shall for any reason cease to be, or be asserted by any Person granting any such Lien not to be a valid, first priority perfected Lien (except to the extent otherwise permitted under any of the Financing Documents);

(o)                                 any material damage to, or loss, theft or destruction of, any material Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty continuing for more than 30 consecutive days beyond the coverage of any applicable business interruption insurance, if in the case of any of the foregoing, any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(p)                                 the filing of any Lien for taxes or notice of levy if any such event would reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Borrowers described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any one or more of the following actions, at the same or different times:  (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) require that the Borrowers deposit cash collateral to the extent of the L/C Exposure or (iv) exercise any other rights or remedies available under the Financing Documents or applicable law; and in case of any event with respect to any Borrowers described in clause (g) or (h) of this Article, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent and the Canadian Agent

Each of the Lenders, the Canadian Lenders and each Issuing Bank hereby irrevocably appoints:  (i) the Administrative Agent as its agent both as administrative agent and collateral agent for collateral granted by each of the Borrowers and Guarantors (other than WP Canada) and described in the Security Agreement granted by them and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Financing Documents, together with such actions and powers as are reasonably incidental thereto and (ii) the Canadian Agent as its Canadian administrative agent and collateral agent for collateral granted by WP Canada and described in the Security Agreement granted by it and authorizes the Canadian Agent to take such actions on its behalf and to exercise such powers as are delegated to the Canadian Agent by the terms hereof and the other Financing Documents, together with such actions and powers as are reasonably incidental thereto.

Each of the banks serving as the Administrative Agent and as the Canadian Agent hereunder and under the other Financing Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Canadian Agent and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or the Canadian Agent hereunder.

The Administrative Agent and the Canadian Agent, respectively, shall not have any duties or obligations except those expressly set forth herein or in the other Financing Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent and the Canadian Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent and the Canadian Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or thereby that the Administrative Agent or the Canadian Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent and the Canadian Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or Canadian Agent or any of their Affiliates in any capacity.  The Administrative Agent and the Canadian Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents or accuracy of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  In the event that the Administrative Agent receives any such written notice of default described above, the Administrative Agent shall give prompt notice thereof to the Lenders.

The Administrative Agent and the Canadian Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent and the Canadian Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent and the Canadian Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent and the Canadian Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Canadian Agent, as the case may be.  The Administrative Agent and the Canadian Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Canadian Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Canadian Agent.

With respect to the release of Collateral, the Lenders hereby irrevocably authorize each of the Administrative Agent and the Canadian Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent or the Canadian Agent upon any property covered by this Agreement or the other Financing Documents (i) upon termination or expiration of the Commitment, the payment and satisfaction of all obligations arising with respect to the Loans, all fees and expenses, the expiration or termination of all the Letters of Credit and the reimbursement of all LC Disbursements; (ii) constituting property being sold or disposed of in compliance with the provisions of the Financing Documents (and the Administrative Agent and the Canadian Agent may rely in good faith conclusively on any certificate stating that the property is being sold or disposed of in compliance with the provisions of the Financing Documents, without further inquiry) or (iii) constituting Collateral and the proceeds thereof having a value not in excess of $3,000,000 during the term of this Agreement (provided the Net Proceeds realized are applied in accordance with Sections 2.09(c) and (d) hereof); provided, however, that (x) the Administrative Agent and the Canadian Agent shall not be required to execute any release on terms which, in the Administrative Agent’s or Canadian Agent’s opinion, would expose the Administrative Agent or the Canadian Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair any Liens upon all interests retained, all of which shall continue to constitute part of the property covered by the Financing Documents.

With respect to perfecting security interests in Collateral which, in accordance with Article 9 of the Uniform Commercial Code or any comparable provision of any Lien perfection statute in any applicable jurisdiction, can be perfected only by possession, each Lender hereby appoints each other Lender, and each Canadian Lender hereby appoints each other Canadian Lender, its agent for the purpose of perfecting such interest.  Should any Lender or Canadian Lender (other than the Administrative Agent or the Canadian Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent and each Canadian Lender shall notify the Canadian Agent, and, promptly upon the Administrative Agent’s or Canadian Agent’s request, shall deliver such Collateral to the Administrative Agent or the Canadian Agent, as applicable, or in accordance with the Administrative Agent’s or Canadian Agent’s instructions.  Each Lender and each Canadian Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Financing Document or to realize upon any Collateral for the Loans, it being understood and agreed that such rights and remedies may be exercised only by or with the approval of the Administrative Agent or in respect of WP Canada, the Canadian Agent.

In the event that a petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law is filed by or against any Borrower or any other Person obligated under the Financing Document, the Administrative Agent is authorized, to the fullest extent permitted by applicable law, to file a proof of claim on behalf of itself and the Lenders in such proceeding for the total amount of obligations owed by such Person.  With respect to any such proof of claim which the Administrative Agent may file, each Lender acknowledges that without reliance on such proof of claim, such Lender shall make its own evaluation as to whether an individual proof of claim must be filed in respect of such obligations owed to such Lender and, if so, take the steps necessary to prepare and timely file such individual claim.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Canadian Agent, the Lenders, the Issuing Bank and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right, with the approval of the Borrowers (not to be unreasonably withheld, except that no such approval shall be required upon the occurrence and continuance of an Event of Default), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an

Affiliate of any such bank with such an office.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Subject to the appointment and acceptance of a successor Canadian Agent as provided in this paragraph, the Canadian Agent may resign at any time by notifying the Administrative Agent, the Lenders, the Issuing Bank and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right, with the approval of the Borrowers (not to be unreasonably withheld, except that no such approval shall be required upon the occurrence and continuance of an Event of Default), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Canadian Agent gives notice of its resignation, then the retiring Canadian Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Canadian Agent which shall be a Canadian bank or a Canadian branch of an authorized foreign bank with an office in Toronto, Ontario.  Upon the acceptance of its appointment as Canadian Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Canadian Agent, and the retiring Canadian Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Canadian Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Canadian Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Canadian Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Canadian Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Canadian Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Canadian Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to and waives any claim based upon such conflict of interest.

The parties hereto agree that the title Syndication Agent is honorary and confers no duty upon such agent except as a Lender hereunder.

ARTICLE IX

Miscellaneous

Section 9.01.                 Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail (provided that certified or registered mail shall not be used during a postal strike) or sent by telecopy, as follows:

(a)                                  if to all or any of the Borrowers, to them at Water Pik Technologies, Inc., 23 Corporate Plaza, Suite 246, Newport Beach, CA 92660, Attention of Victor C. Streufert (Telecopy No. 949-719-6472) with copies for informational purposes only to Elaine Levin, Esq., Preston Gates & Ellis, 1900 Main Street, Suite 600, Irvine, CA 92614-7319 (Telecopy No. 949-253-0902);

(b)                                 if to the Administrative Agent, to JPMorgan Chase Bank, 1166 Avenue of the Americas, 16th Floor New York, NY 10036, Attention of WPTI Account Executive, Account Officer (Telecopy No. 212-899-2929) with copies for information purposes only to Jeffrey M. Epstein, Esq., Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022 (Telecopy No. 212-836-6475);

(c)                                  if to the Canadian Agent or the Canadian Lender, to JPMorgan Chase Bank, Toronto Branch, 200 Bay Street, Suite 1800, Royal Bank Plaza, South Tower, Toronto, Ontario M5J 2J2, Attention of Amanda Vidulich (Telecopy No. 416-981-9128); and

(d)                                 if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(e)                                  Notices and other communications to the Lenders and the Canadian Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent, the Canadian Agent (if applicable) and the applicable Lender or Canadian Lender.  The Administrative Agent, the Canadian Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to each hereunder by electronic communications pursuant to procedures approved by them; provided that approval of such procedures may be limited to particular notices or communications.

(f)                                    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02.                 Waivers; Amendments.  (a)                                                No failure or delay by the Administrative Agent, the Canadian Agent, the Issuing Bank, any Canadian Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Canadian Agent, the Issuing Bank, the Canadian Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Canadian Agent, any Canadian Lender, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof nor any provision of any other Financing Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent and/or the Canadian Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, Note or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the Maturity Date or the scheduled date of payment of the principal amount of any Loan (other than pursuant to Section 2.09(c) hereof) or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment or postpone the scheduled date of expiration of any Revolving Loan Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.16(b), (d) or (e) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) increase any percentage contained in the definition of Borrowing Base, release all or a material portion of the Collateral or make overadvances other than Permitted Overadvances without the written consent of each Lender, (vi) release any Guarantee (other than in accordance with its terms) without the written consent of each Lender or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Canadian Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Canadian Agent or the Issuing Bank, as the case may be.

Section 9.03.                 Expenses; Indemnity; Damage Waiver.  (a)              The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Canadian Agent, and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel on a solicitor and his own client basis for the Administrative Agent,  the Canadian Agent in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement or any amendments, modifications or waivers requested by the Borrowers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) during the continuance of a Default, all out-of-pocket expenses incurred by the Administrative Agent, the Canadian Agent, the Issuing Bank, any Canadian Lender or any Lender, including the fees, charges and disbursements of any counsel on a solicitor and his own client basis for the Administrative Agent, the Canadian Agent, the Issuing Bank, any Canadian Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit and LC Guaranties issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, Letters of Credit or LC Guaranties.

(b)                                 The Borrowers shall indemnify the Administrative Agent, the Canadian Agent, the Issuing Bank, each Canadian Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel on a solicitor and his own client basis for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claim, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c)                                  To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Canadian Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Canadian Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and based upon the outstanding principal balance of the Revolving Credit Exposure) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Canadian Agent or the Issuing Bank in its capacity as such.

(d)                                 To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                                  All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04.                 Successors and Assigns.  (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank resident in the same jurisdiction that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section and (iii) no Canadian Lender may assign or otherwise transfer its rights or obligations hereunder without the prior written consent of each Lender, the Canadian Agent and the Administrative Agent (and any attempted assignment or transfer by a Canadian Lender without such consent shall be null and void), except to an Eligible Assignee that is authorized or legally entitled to do business in Canada.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including an Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Canadian Agent, the Issuing Bank, the Canadian Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)                                     Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                              the Borrowers, provided that no consent of the Borrowers shall be required for an assignment to an Eligible Assignee or, if an Event of Default under Article VII has occurred and is continuing, any other assignee; and

(B)                                the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment; provided that in the case of the Canadian Exposure, the assignee is an Eligible Assignee authorized or legally entitled to do business in Canada.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Loan Commitment or Loans, the amount of the

Revolving Loan Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Article VII has occurred and is continuing;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)                               any assignment by a Canadian Participating Lender to the extent of its Canadian Exposure must be a Person that is resident in Canada or an authorized foreign bank deemed to be resident in Canada provided that any such assignment after an Event of Default has occurred and is continuing may be to any Person; and

(E)                                 the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Canadian Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, any Note or Notes subject to such assignment and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.  Upon notice to the Borrowers, at the Borrowers’ expense, the Borrowers shall execute and deliver to the Administrative Agent in exchange for such surrendered Notes, new Notes to the order of the assignee in an amount equal to the portion of the Commitment assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained any Revolving Loan Commitment hereunder, new Notes to the order of the assigning Lender in an amount equal to the Revolving Loan Commitment retained by it hereunder.

(c)                                  (i)                                     Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Canadian Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Canadian Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrowers agree, to the fullest extent permitted under applicable law, that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(d) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(e) as though it were a Lender.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Notes issued to such Lender to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05.                 Survival.  All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Canadian Agent, the Issuing Bank, any Canadian Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any provision hereof.

Section 9.06.                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Financing Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Canadian Agent and when the Administrative Agent and the Canadian Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07.                 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or their Subsidiaries against any of and all the obligations of the Borrowers or their Subsidiaries now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09.                 GOVERNING LAW; Jurisdiction; Consent to Service of Process.  (a)  THIS AGREEMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b)                                 Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Furthermore, WP Canada hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario in connection with any dispute or matter arising out of any Financing Document involving the Canadian Agent or a Canadian Lender provided that the Canadian Agent or such Canadian Lender shall be entitled to commence actions in the courts of any other jurisdictions for the purposes of enforcing rights and remedies under any of the Financing Documents.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Canadian Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or its properties in the courts of any jurisdiction.

(c)                                  Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.                 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.                 Confidentiality.  Each of the Administrative Agent, the Canadian Agent, the Issuing Bank, the Canadian Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, rating agencies, portfolio management servicers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Canadian Agent, the Issuing Bank, or any Canadian Lender, or any Lender on a nonconfidential basis from a source other than the Borrowers.  Notwithstanding the foregoing, each of the Administrative Agent, the Canadian Agent, the Issuing Bank, the Canadian Lenders and the Lenders may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions and tax analysis) that have been provided to such Persons relating to the tax treatment and tax structure of the Transactions.  For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their businesses, other than any such information that is available to the Administrative Agent, the Canadian Agent, the Issuing Bank, or any Canadian Lender, or any Lender on a nonconfidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13.                 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14.                 Repayment Due to Exchange Rate Fluctuations.  WP Canada acknowledges that the maximum amount of Loans available to be made to it hereunder are expressed in dollars and that fluctuations in the value of Canadian Dollars against dollars may diminish the amount of Credit available to WP Canada.  The Canadian Agent shall from time to time determine the principal amount of the Canadian Obligations outstanding and if the aggregate of any part thereof expressed in dollars (including both absolute and contingent indebtedness and liability of WP Canada in respect of BA Advances and Eurodollar Loans) exceeds the maximum amount of such part permitted by this Agreement, WP Canada shall, within two (2) Business Days after written notice by the Canadian Agent repay and thereby reduce the principal amount of such part or parts of the Obligations in respect of the Canadian Loans to the maximum principal amount thereof permitted hereunder.

Section 9.15.                 Judgment Currency.  If in the recovery by the Administrative Agent, the Canadian Agent, any Canadian Lender or any Lender of any of Obligations owing by any of the Borrowers in any currency, judgment can only be obtained in another currency and because of changes in the exchange rate of such currencies between the date of judgment and payment in full of such judgment, the recovery under the judgment differs from receipt by the Administrative Agent, the Canadian Agent, the Canadian Lender or the Lender of the full amount of such Obligations, the US Borrowers or WP Canada, as applicable, shall pay any shortfall to the Administrative Agent, Canadian Agent or such Lender, as applicable, and such shortfall can be claimed by the Administrative Agent, the Canadian Agent or such Lender, as applicable, against the US Borrowers or WP Canada, as applicable, as an alternative or additional cause of action.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WATER PIK, INC., Borrower

By:	/s/ VICTOR C STREUFERT
Name:	Victor C. Streufert
Title:	Vice President - Finance

LAARS, INC., Borrower

By:	/s/ VICTOR C STREUFERT
Name:	Victor C. Streufert
Title:	Vice President - Finance

WATER PIK TECHNOLOGIES CANADA, INC., Borrower

By:	/s/ VICTOR C STREUFERT
Name :	Victor C. Streufert
Title:	Vice President - Finance

JPMORGAN CHASE BANK, TORONTO BRANCH, individually and as Canadian Agent and Canadian Lender

By:	/s/ CHRISTINE CHAN
Name:	Christine Chan
Title:	Vice President

JPMORGAN CHASE BANK, individually and as Administrative and Collateral Agent, and as Arranger

By:	/s/ DONNA M. DIFORIO
Name:	Donna M DiForio
Title:	Vice President

BANK ONE, NA, with its main office in Chicago, Illinois, as Syndication Agent and as a Lender

By:	/s/ SANAT B. PATEL
Name:	Sanet B. Patel
Title:	President

BANK ONE, NA, CANADA BRANCH

By:	/s/ STEVEN VOIGT
Name:	Steven Voigt
Title:	Director

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ SANDRA SHA KENYON
Name:	Sandra Sha Kenyon
Title:	Vice President

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ JAMES HEIM
Name:	James Heim
Title:	Vice President